Exhibit 99.1

Explanatory Note

PAR Technology Corporation (the “Company” or “PAR,” “we,” or “us”) is filing this Exhibit 99.1 to its Current Report on Form 8-K solely to recast certain financial information and related disclosures included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 27, 2024 (the “2023 Form 10-K”).

On June 7, 2024 and July 1, 2024, the Company completed the sale of PAR Government Systems Corporation (“PGSC”) and Rome Research Corporation (“RRC”), respectively. The sale of PGSC and RRC comprise the sale of 100% of the Company’s Government segment. As a result, the Company determined that the Government segment met the definition of discontinued operations in the quarter ended June 30, 2024, and, as such the historical results of the Government segment have been reflected as discontinued operations in our recast consolidated financial statements for all periods presented herein. The assets and liabilities associated with the Government segment were classified as assets and liabilities of discontinued operations in our consolidated balance sheets as of December 31, 2023 and 2022. Refer to “Note 4 - Discontinued Operations” of the notes to consolidated financial statements in “Part II, Item 8. Financial Statements and Supplementary Data” of this Exhibit 99.1 for additional information.

The rules of the Securities and Exchange Commission require that when a registrant prepares, on or after the date a registrant reports an accounting change such as the segment change noted above, a new registration, proxy, or information statement (or amends a previously filed registration, proxy, or information statement or expects to file a new registration, proxy or information statement) that includes or incorporates by reference financial statements, the registrant must recast the prior period financial statements included, to be included or incorporated by reference in the registration, proxy, or information statement to reflect these types of changes.

Accordingly, this Exhibit 99.1 is being filed solely to recast financial information and related disclosures contained in the 2023 Form 10-K to reflect the sale of the Government segment.

The following items of the 2023 Form 10-K are being recast as reflected in this Exhibit 99.1:

•	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and
•	Part II, Item 8. Financial Statements and Supplementary Data.

Except as specifically set forth in this Exhibit 99.1 to recast the historical results of the Government segment as discontinued operations, no revisions or updates are made to the 2023 Form 10-K, and this Exhibit 99.1 does not reflect events occurring after we filed our 2023 Form 10-K. This Exhibit 99.1 should be read in conjunction with the 2023 Form 10-K and our subsequent filings with the SEC. This Exhibit 99.1 is not an amendment to, or a restatement of the 2023 Form 10-K.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical in nature, but rather are predictive of PAR’s future operations, financial condition, financial results, business strategies and prospects. Forward-looking statements are generally identified by words such as “believe,” “could”, “continue,” “expect,” “estimate,” “future”, “may,” “will,” “would,” and similar expressions.

Forward-looking statements are based on management’s current expectations and assumptions and are inherently uncertain. Actual results and outcomes could differ materially from those expressed in or implied by forward-looking statements, including statements relating to and PAR’s expectations regarding:
•
the plans, strategies and objectives of management for future operations, including PAR’s service and product offerings, its go-to-market strategies and the expected development, demand, performance, market share, or competitive performance of its products and services;

•	sustained profitability;
•	future revenues, operating margins, expenses, cash flows, and other financial measures;
•	annual recurring revenue, active sites, subscription service margins, net loss, net loss per share, and other key performance indicators and non-GAAP financial measures;
•	the availability and terms of product and component supplies for our hardware;
•	the timing and expected benefits of acquisitions, divestitures, and capital markets transactions;
•	PAR’s human capital strategies and engagement;
•	macroeconomic trends or geopolitical events and the impact of those trends and events on PAR and its business, financial condition, and results of operations;
•	claims, disputes, or other litigation matters; and
•	assumptions underlying any of the foregoing.

Factors, risks, trends, and uncertainties that could cause PAR’s actual results to differ materially from those expressed in or implied by forward-looking statements include:
•
PAR’s ability to successfully develop or acquire and transition new products and services and enhance existing products and services to meet evolving customer needs and respond to emerging technological trends, including our ability to successfully use AI-based technologies in our product and service offerings and our own internal operations;

•	PAR’s ability to add and maintain active sites;
•	PAR’s ability to retain and add integration partners;
•	PAR’s ability to retain and manage suppliers, secure alternative suppliers, and manage inventory levels, navigate manufacturing disruptions or logistics challenges, shipping delays and shipping costs;
•	the effects, costs and timing of acquisitions, divestitures, and capital markets transactions;
•
PAR’s ability to integrate acquisitions into its operations and the timing, complexity and costs associated with integrations, including the acquisitions of Stuzo Holdings, LLC and TASK Group Holdings Limited;

•	macroeconomic trends, such as effects of fluctuating interest rates, inflation, and changes in consumer confidence and discretionary spending;
•
geopolitical events, such as effects of the Russia-Ukraine war, tensions with China and between China and Taiwan, hostilities in the Middle East, including the Israel conflict(s), and uncertainty relating to the U.S. presidential transition and the Trump administration’s policies and regulations, including potential changes to trade agreements or tariffs;

•	PAR’s ability to successfully attract, develop and retain necessary qualified employees to develop and expand its business, execute product installations and respond to customer service level needs;
•	the protection of PAR’s intellectual property;
•	risks associated with PAR’s international operations;
•
PAR’s ability to generate sufficient cash flow or access additional financing sources as needed to repay its outstanding debts, including amounts owed under its outstanding convertible notes and credit facility;

•	the effects of global pandemics, such as COVID-19, or other public health crises;
•	changes in estimates and assumptions PAR makes in connection with the preparation of its financial statements, or in building its business and operational plans and in executing PAR’s strategies;
•	disruptions in operations from data breaches and cyberattacks, including heightened risks due to the rapid development and adoption of artificial intelligence technologies globally;
•	PAR’s ability to maintain proper and effective internal control over financial reporting;
•	PAR’s ability to execute its business, operational plans, and strategies and manage its business continuity risks, including disruptions or delays in product assembly and fulfillment;
•	potential impacts, liabilities and costs from pending or potential investigations, claims and disputes; and
•
other factors, risks, trends and uncertainties identified under “Risk Factors” and elsewhere in PAR’s reports filed with the SEC. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable securities law.

Part II

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the notes thereto included under “Part II, Item 8. Financial Statements and Supplementary Data” of this Exhibit 99.1. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed under “Forward-Looking Statements” above and “Part I, Item 1A. Risk Factors” in our 2023 Form 10-K as modified, updated, or supplemented by the risks described in the Risk Factors section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and our other filings with the SEC.

The following section generally discusses year-over-year comparisons between 2023 and 2022. Discussions related to year-over-year comparisons between 2022 and 2021 are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, filed with the SEC on March 21, 2023.

2023 Performance Highlights

•	Annual Recurring Revenues (“ARR”) grew to $136.9 million - a 22.8% increase from $111.4 million reported for the year ended December 31, 2022.

•	Active sites expansion
◦	Operator Solutions active sites expanded to 23.3 thousand - a 19.5% increase from the 19.5 thousand reported for the year ended December 31, 2022.
◦	Back Office active sites expanded to 7.7 thousand - a 10.0% increase from the 7.0 thousand reported for the year ended December 31, 2022.

Refer to “Key Performance Indicators and Non-GAAP Financial Measures” below for important information on key performance indicators and non-GAAP financial measures, including ARR, active sites, and adjusted subscription service gross margin, used by us to evaluate Restaurant/Retail segment performance.

RESULTS OF OPERATIONS

Results of operations for the years ended December 31, 2023, 2022, and 2021 were as follows:

Consolidated Results
	Year Ended December 31,			Percentage of total revenue			Increase (decrease)
in thousands	2023	2022	2021	2023	2022	2021	2023 vs 2022	2022 vs 2021
Net revenues:
Hardware	$103,391	$114,410	$105,014	37.4%	43.6%	49.9%	(9.6)%	8.9%
Subscription service	122,597	97,499	62,649	44.3%	37.2%	29.8%	25.7%	55.6%
Professional service	50,726	50,438	42,688	18.3%	19.2%	20.3%	0.6%	18.2%
Total revenues, net	$276,714	$262,347	$210,351	100.0%	100.0%	100.0%	5.5%	24.7%

Gross margin
Hardware	23,072	22,186	24,173	8.3%	8.5%	11.5%	4.0%	(8.2)%
Subscription service	58,862	50,075	23,998	21.3%	19.1%	11.4%	17.5%	108.7%
Professional service	7,512	9,456	8,113	2.7%	3.6%	3.9%	(20.6)%	16.6%
Total gross margin	89,446	81,717	56,284	32.3%	31.1%	26.8%	9.5%	45.2%

Operating expenses:
Sales and marketing	38,513	34,900	24,166	13.9%	13.3%	11.5%	10.4%	44.4%
General and administrative	72,139	69,770	63,914	26.1%	26.6%	30.4%	3.4%	9.2%
Research and development	58,356	48,643	34,579	21.1%	18.5%	16.4%	20.0%	40.7%
Amortization of identifiable intangible assets	1,858	1,863	1,825	0.7%	0.7%	0.9%	(0.3)%	2.1%
Adjustment to contingent consideration liability	(9,200)	(4,400)	—	(3.3)%	(1.7)%	—%	109.1%	N/A
Gain on insurance proceeds	(500)	—	(4,400)	(0.2)%	—%	(2.1)%	N/A	(100.0)%
Total operating expenses	161,166	150,776	120,084	58.2%	57.5%	57.1%	6.9%	25.6%

Operating loss	(71,720)	(69,059)	(63,800)	(25.9)%	(26.3)%	(30.3)%	3.9%	8.2%
Other expense, net	(485)	(1,068)	(1,046)	(0.2)%	(0.4)%	(0.5)%	(54.6)%	2.1%
Loss on extinguishment of debt	(635)	—	(11,916)	(0.2)%	—%	(5.7)%	N/A	(100.0)%
Interest expense, net	(6,931)	(8,811)	(18,147)	(2.5)%	(3.4)%	(8.6)%	(21.3)%	(51.4)%
Loss from continuing operations before (provision for) benefit from income taxes	(79,771)	(78,938)	(94,909)	(28.8)%	(30.1)%	(45.1)%	1.1%	(16.8)%
(Provision for) benefit from income taxes	(1,848)	(1,134)	9,509	(0.7)%	(0.4)%	4.5%	63.0%	(111.9)%
Net loss from continuing operations	$(81,619)	$(80,072)	$(85,400)	(29.5)%	(30.5)%	(40.6)%	1.9%	(6.2)%
Net income from discontinued operations	11,867	10,753	9,601	4.3%	4.1%	4.6%	10.4%	12.0%
Net loss	$(69,752)	$(69,319)	$(75,799)	(25.2)%	(26.4)%	(36.0)%	0.6%	(8.5)%

Beginning with the 2023 Form 10-K, we retroactively split our “Selling, general and administrative” financial statement line item (“FSLI”) into two FSLIs, “Sales and marketing” and “General and administrative”. Refer to “Note 1 - Summary of Significant Accounting Policies” within “Item 8. Financial Statements and Supplementary Data” for additional information.

Revenues, Net

	Year Ended December 31,			Percentage of total revenue			Increase (decrease)
in thousands	2023	2022	2021	2023	2022	2021	2023 vs 2022	2022 vs 2021
Revenues, net:
Hardware	$103,391	$114,410	$105,014	37.4%	43.6%	49.9%	(9.6)%	8.9%
Subscription service	122,597	97,499	62,649	44.3%	37.2%	29.8%	25.7%	55.6%
Professional service	50,726	50,438	42,688	18.3%	19.2%	20.3%	0.6%	18.2%
Total revenues, net	$276,714	$262,347	$210,351	100.0%	100.0%	100.0%	5.5%	24.7%

For the Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

Total revenues were $276.7 million for the year ended December 31, 2023, an increase of $14.4 million or 5.5% compared to $262.3 million for the year ended December 31, 2022.

Hardware revenues were $103.4 million for the year ended December 31, 2023, a decrease of $11.0 million or 9.6% compared to $114.4 million for the year ended December 31, 2022. The decrease was substantially driven by decreases in hardware revenues from terminals of $6.7 million and kitchen display systems of $5.3 million, both substantially driven by a decrease in sales volume.

Subscription service revenues were $122.6 million for the year ended December 31, 2023, an increase of $25.1 million or 25.7% compared to $97.5 million for the year ended December 31, 2022. The increase was substantially driven by increased subscription service revenues from our Operator Solutions services of $13.5 million driven by a 19.5% increase in active sites and a 14.5% increase in average revenue per site. The residual increase was substantially driven by increased subscription service revenues from our Guest Engagement services of $10.0 million driven by a 1.3% increase in active sites and a 6.7% increase in average revenue per site.

Professional service revenues were $50.7 million for the year ended December 31, 2023, which remained relatively unchanged compared to $50.4 million for the year ended December 31, 2022.

Gross Margin

	Year Ended December 31,			Gross Margin Percentage			Increase (decrease)
in thousands	2023	2022	2021	2023	2022	2021	2023 vs 2022	2022 vs 2021
Gross margin
Hardware	$23,072	$22,186	$24,173	22.3%	19.4%	23.0%	4.0%	(8.2)%
Subscription service	58,862	50,075	23,998	48.0%	51.4%	38.3%	17.5%	108.7%
Professional service	7,512	9,456	8,113	14.8%	18.7%	19.0%	(20.6)%	16.6%
Total gross margin	$89,446	$81,717	$56,284	32.3%	31.1%	26.8%	9.5%	45.2%

For the Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

Total gross margin as a percentage of total revenue for the year ended December 31, 2023, increased to 32.3% as compared to 31.1% for the year ended December 31, 2022.

Hardware margin as a percentage of hardware revenue for the year ended December 31, 2023, increased to 22.3% as compared to 19.4% for the year ended December 31, 2022. The increase in margin was substantially driven by improved inventory management resulting in lower excess and obsolescent inventory charges during the year ended December 31, 2023.

Subscription service margin as a percentage of subscription service revenue for the year ended December 31, 2023, decreased to 48.0% as compared to 51.4% for the year ended December 31, 2022. The decrease was substantially driven by absorbing the initial growth of MENU and PAR Payment Services, which are both early stage products. Subscription service margin for the year ended December 31, 2023, included $22.2 million of amortization of acquired and internally developed technology compared to $21.4 million of amortization of acquired and internally developed technology for the year ended December 31, 2022. Excluding the amortization of acquired and internally developed technology, adjusted subscription service gross margin was 66.1% compared to 73.3% for the years ended December 31, 2023 and 2022, respectively (refer to “Non-GAAP Financial Measures” below for important information regarding adjusted subscription service gross margin, a non-GAAP financial measure).

Professional service margin as a percentage of professional service revenue for the year ended December 31, 2023, decreased to 14.8% as compared to 18.7% for the year ended December 31, 2022. The decrease was substantially driven by decreases in margins for implementation services and hardware service repair, partially offset by an increase in margin on our installation services.

Sales and Marketing Expenses (“S&M”)

	Year Ended December 31,			Percentage of total revenue			Increase (decrease)
in thousands	2023	2022	2021	2023	2022	2021	2023 vs 2022	2022 vs 2021
Sales and marketing	$38,513	$34,900	$24,166	13.9%	13.3%	11.5%	10.4%	44.4%

For the Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

S&M expenses were $38.5 million for the year ended December 31, 2023, an increase of $3.6 million or 10.4% compared to $34.9 million for the year ended December 31, 2022. The increase was substantially driven by a $1.9 million increase in sales and marketing efforts for MENU driven by the year ended December 31, 2022 only having approximately five months of post-acquisition MENU S&M expenses. The residual increase was substantially driven by an increase in purchased services and higher compensation costs associated with additional personnel as we continue to support the growth of our business.

General and Administrative Expenses (“G&A”)

	Year Ended December 31,			Percentage of total revenue			Increase (decrease)
in thousands	2023	2022	2021	2023	2022	2021	2023 vs 2022	2022 vs 2021
General and administrative	$72,139	$69,770	$63,914	26.1%	26.6%	30.4%	3.4%	9.2%

For the Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

G&A expenses were $72.1 million for the year ended December 31, 2023, an increase of $2.4 million or 3.4% compared to $69.8 million for the year ended December 31, 2022. The increase was substantially driven by a $4.3 million increase in internal technology infrastructure costs substantially driven by an increase in purchased services as we continue to support the growth of our business, partially offset by a $1.3 million decrease in employee benefit expenses.

Research and Development Expenses (“R&D”)

	Year Ended December 31,			Percentage of total revenue			Increase (decrease)
in thousands	2023	2022	2021	2023	2022	2021	2023 vs 2022	2022 vs 2021
Research and development	$58,356	$48,643	$34,579	21.1%	18.5%	16.4%	20.0%	40.7%

For the Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

R&D expenses were $58.4 million for the year ended December 31, 2023, an increase of $9.7 million or 20.0% compared to $48.6 million for the year ended December 31, 2022. The increase was substantially driven by an increase in R&D expense related to our offerings for Guest Engagement of $9.4 million, of which $6.2 million was driven by higher compensation costs associated with additional personnel as we continue to improve and diversify our product and service offerings. The residual increase of $3.2 million was driven by the year ended December 31, 2022 only including approximately five months of post-acquisition MENU R&D expenses.

Other Operating Expenses: Amortization of Intangible Assets / Contingent Consideration / Insurance Proceeds

	Year Ended December 31,			Percentage of total revenue			Increase (decrease)
in thousands	2023	2022	2021	2023	2022	2021	2023 vs 2022	2022 vs 2021
Amortization of identifiable intangible assets	$1,858	$1,863	$1,825	0.7%	0.7%	0.9%	(0.3)%	2.1%
Adjustment to contingent consideration liability	(9,200)	(4,400)	—	(3.3)%	(1.7)%	—%	109.1%	N/A
Gain on insurance proceeds	$(500)	$—	$(4,400)	(0.2)%	—%	(2.1)%	N/A	(100.0)%

For the Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

Amortization of identifiable intangible assets was $1.9 million for the year ended December 31, 2023, which remained relatively unchanged as compared to $1.9 million for the year ended December 31, 2022.

Included in operating expenses for the year ended December 31, 2023 was a $9.2 million reduction to the fair value of the contingent consideration liability for certain post-closing revenue focused milestones from the acquisition of MENU Technologies A.G. (the “MENU Acquisition”) compared to a $4.4 million reduction for the year ended December 31, 2022.

Gain on insurance proceeds was $0.5 million for the year ended December 31, 2023, in connection with our settlement of a legacy claim. There was no comparable gain for the year ended December 31, 2022.

Other Expense, Net

	Year Ended December 31,			Percentage of total revenue			Increase (decrease)
in thousands	2023	2022	2021	2023	2022	2021	2023 vs 2022	2022 vs 2021
Other expense, net	$(485)	$(1,068)	$(1,046)	(0.2)%	(0.4)%	(0.5)%	(54.6)%	2.1%

For the Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

Other expense, net was $0.5 million for the year ended December 31, 2023, an increase of $0.6 million as compared to $1.1 million for the year ended December 31, 2022. Other expense, net substantially includes rental income, net of applicable expenses, foreign currency transactions gains and losses and other non-operating income (expense). The change was substantially driven by sales and use tax expense and other miscellaneous expenses.

Loss on Extinguishment of Debt

	Year Ended December 31,			Percentage of total revenue			Increase (decrease)
in thousands	2023	2022	2021	2023	2022	2021	2023 vs 2022	2022 vs 2021
Loss on extinguishment of debt	$(635)	$—	$(11,916)	(0.2)%	—%	(5.7)%	N/A	(100.0)%

For the Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

Loss on extinguishment of debt was $0.6 million for the year ended December 31, 2023, related to the induced conversion of the 4.500% Convertible Senior Notes due 2024 (the “2024 Notes”). There was no comparable loss for the year ended December 31, 2022.

Interest Expense, Net
	Year Ended December 31,			Percentage of total revenue			Increase (decrease)
in thousands	2023	2022	2021	2023	2022	2021	2023 vs 2022	2022 vs 2021
Interest expense, net	$(6,931)	$(8,811)	$(18,147)	(2.5)%	(3.4)%	(8.6)%	(21.3)%	(51.4)%

For the Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

Interest expense, net was $6.9 million for the year ended December 31, 2023, a decrease of $1.9 million or 21.3% as compared to $8.8 million for the year ended December 31, 2022. The change was substantially driven by a $1.7 million increase in interest revenue from our short-term investments during the year ended December 31, 2023.

Taxes
	Year Ended December 31,			Percentage of total revenue			Increase (decrease)
in thousands	2023	2022	2021	2023	2022	2021	2023 vs 2022	2022 vs 2021
(Provision for) benefit from income taxes	$(1,848)	$(1,134)	$9,509	(0.7)%	(0.4)%	4.5%	63.0%	(111.9)%

For the Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

The provision for income taxes of $1.8 million for the year ended December 31, 2023 was substantially due to foreign jurisdiction tax obligations. The provision income taxes of $1.1 million for the year ended December 31, 2022 was substantially due to foreign jurisdiction tax obligations.

Net Income from Discontinued Operations

	Year Ended December 31,			Percentage of total revenue			Increase (decrease)
in thousands	2023	2022	2021	2023	2022	2021	2023 vs 2022	2022 vs 2021
Net income from discontinued operations	$11,867	$10,753	$9,601	4.3%	4.1%	4.6%	10.4%	12.0%

For the Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

Net income from discontinued operations was $11.9 million for the year ended December 31, 2023, an increase of $1.1 million or 10.4% as compared to $10.8 million for the year ended December 31, 2022. The increase was substantially driven by an increase in revenue for the Air Force Research Laboratory Counter-small Unmanned Aircraft System tasks orders during the year ended December 31, 2023, partially offset by the Counter-small Unmanned Aircraft System contract within the Government segment having a lower contracted margin than historical contracts.

Key Performance Indicators and Non-GAAP Financial Measures:

We monitor certain key performance indicators and non-GAAP financial measures in the evaluation and management of our business; certain key performance indicators and non-GAAP financial measures are provided in this Exhibit 99.1 because we believe they are useful in facilitating period-to-period comparisons of our business performance. Key performance indicators and non-GAAP financial measures do not reflect and should be viewed independently of our financial performance determined in accordance with GAAP. Key performance indicators and non-GAAP financial measures are not forecasts or indicators of future or expected results and should not have undue reliance placed upon them by investors.

Key Performance Indicators

Within this Exhibit 99.1, the Company makes reference to annual recurring revenue, or ARR, and active sites, which are both key performance indicators. The Company utilizes ARR and active sites as key performance indicators of the scale of our subscription services for both new and existing customers.

ARR is the annualized revenue from our subscription services, which includes subscription fees for our SaaS solutions, related support, and transaction-based fees for payment processing services. We calculate ARR by annualizing the monthly recurring revenue for all active sites as of the last day of each month for the respective reporting period. ARR is an operating measure, it does not reflect our revenue determined in accordance with GAAP, and ARR should be viewed independently of, and not combined with or substituted for, our revenue and other financial information determined in accordance with GAAP. Further, ARR is not a forecast of future revenue and investors should not place undue reliance on ARR as an indicator of our future or expected results.

Active sites represent locations active on our subscription services as of the last day of the respective reporting period.

Our key performance indicators ARR and active sites are organized in alignment with our three subscription service categories: Guest Engagement (Punchh and MENU), Operator Solutions (Brink POS, PAR Pay, and PAR Payment Services), and Back Office (Data Central).

Annual Recurring Revenue

	Year Ended December 31,			Increase (decrease)
In thousands	2023	2022	2021	2023 vs 2022	2022 vs 2021
Guest Engagement*	$63,784	$58,933	$46,686	8.2%	26.2%
Operator Solutions	60,159	41,614	32,120	44.6%	29.6%
Back Office	12,960	10,896	9,390	18.9%	16.0%
Total	$136,903	$111,443	$88,196	22.8%	26.4%
*Guest Engagement ARR includes MENU ARR only in the years ended December 31, 2023 and 2022.

Active Sites

	Year Ended December 31,			Increase (decrease)
In thousands	2023	2022	2021	2023 vs 2022	2022 vs 2021
Guest Engagement*	70.8	69.9	56.1	1.3%	24.6%
Operator Solutions	23.3	19.5	15.9	19.5%	22.6%
Back Office	7.7	7.0	6.3	10.0%	11.1%
*Guest Engagement active sites includes MENU active sites only in the years ended December 31, 2023 and 2022.

Non-GAAP Financial Measures

Within this Exhibit 99.1, the Company makes reference to adjusted subscription service gross margin, EBITDA, adjusted EBITDA, adjusted net loss, and adjusted diluted net loss per share which are non-GAAP financial measures. Adjusted subscription service gross margin represents subscription service gross margin adjusted to exclude amortization from acquired and internally developed software. EBITDA represents net loss before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude certain non-cash and non-recurring charges, including stock-based compensation, acquisition expenses, certain pending litigation expenses and other non-recurring charges that may not be indicative of our financial performance. Adjusted net loss and adjusted diluted net loss per share represents net loss and net loss per share excluding amortization of acquired intangible assets, certain non-cash and non-recurring charges, including stock-based compensation, acquisition expense, certain pending litigation expenses and other non-recurring charges that may not be indicative of our financial performance.

The Company is presenting adjusted subscription service gross margin, adjusted EBITDA, adjusted net loss, and adjusted diluted net loss per share because we believe that these financial measures provide supplemental information that may be useful to investors in evaluating the Company’s core business operating results and comparing such results to other similar companies. Management believes that adjusted subscription service gross margin, EBITDA, adjusted EBITDA, adjusted net loss, and adjusted diluted net loss per share, when viewed with the Company’s results of operations in accordance with GAAP and the reconciliations to the most directly comparable GAAP measures provided in the tables below (refer to “Gross margin” discussion above for a reconciliation of subscription service gross margin to adjusted subscription service gross margin), provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company’s core business without regard to potential distortions. Management also believes that adjusted EBITDA provides investors with insight into factors and trends that could affect the Company’s ongoing cash earnings, from which capital investments are made and debt is serviced.

The Company’s results of operations are impacted by certain non-cash and non-recurring charges, including stock-based compensation, acquisition related expenditures, and other non-recurring charges that may not be indicative of the Company’s on-going or long-term financial performance. Management believes that adjusting its net loss and diluted net loss per share to remove non-recurring charges provides a useful perspective with respect to the Company’s results of operations and provides supplemental information to both management and investors by removing items that are difficult to predict and are often unanticipated.

Adjusted subscription service gross margin, EBITDA, adjusted EBITDA, adjusted net loss, and adjusted diluted net loss per share are not measures of financial performance under GAAP and should not be considered as alternatives to subscription service gross margin or net income (loss) as indicators of operating performance. Additionally, these measures may not be comparable to similarly titled measures disclosed by other companies. The tables below provide reconciliations between net loss and EBITDA, adjusted EBITDA, and adjusted net loss, as well as between diluted net loss per share and adjusted diluted net loss per share.

	Year Ended December 31,
in thousands	2023	2022	2021
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
Net loss	$(69,752)	$(69,319)	$(75,799)
Discontinued operations	(11,867)	(10,753)	(9,601)
Net loss from continuing operations	(81,619)	(80,072)	(85,400)
Provision for (benefit from) income taxes	1,848	1,134	(9,509)
Interest expense	6,931	8,811	18,147
Depreciation and amortization	27,014	25,643	21,041
Stock-based compensation expense (1)	14,291	13,261	14,275
Regulatory matters (2)	—	415	50
Contingent consideration (3)	(9,200)	(4,400)	—
Litigation expense (4)	(808)	525	790
Transaction costs (5)	2,273	1,300	3,612
Gain on insurance proceeds (6)	(500)	—	(4,400)
Severance (7)	253	525	—
Loss on extinguishment of debt (8)	635	—	11,916
Impairment loss (9)	—	1,301	—
Other expense – net (10)	485	1,068	1,046
Adjusted EBITDA	$(38,397)	$(30,489)	$(28,432)

1	Adjustments reflect total stock-based compensation expense for the years ended December 31, 2023, 2022 and 2021 of $14.3 million, $13.3 million and $14.3 million, respectively.
2	Adjustment reflects non-recurring expenses related to our efforts to resolve regulatory matters of $0.4 million and $0.1 million for the years ended December 31, 2022 and 2021, respectively.
3
Adjustments reflect non-cash reductions to the fair market value of the contingent consideration liability of $9.2 million and $4.4 million related to the MENU Acquisition as of the years ended December 31, 2023 and 2022, respectively.

4
Adjustment reflects the release of a loss contingency for a legal matter of $0.8 million for the year ended December 31, 2023 and settlement expenses for legal matters of $0.5 million and $0.8 million for the years ended December 31, 2022 and 2021, respectively.

5
Adjustment reflects non-recurring professional fees incurred in transaction due diligence of $2.3 million for the year ended December 31, 2023, and acquisition expenses incurred in the MENU Acquisition of $1.3 million and Punchh Acquisition of $3.6 million for the years ended December 31, 2022 and 2021, respectively.

6	Adjustment represents the gain on insurance stemming from a legacy claim of $0.5 million and $4.4 million for the years ended December 31, 2023 and 2021, respectively.
7
Adjustment reflects the severance included in general and administrative expense and research and development expense of $0.3 million and $0.5 million for the years ended December 31, 2023 and 2022, respectively.

8
Adjustment reflects loss on extinguishment of debt of $0.6 million related to the induced conversion of the 2024 Notes during the year ended December 31, 2023, and $11.9 million related to the repayment of the Owl Rock Term Loan during the year ended December 31, 2021.

9
Adjustment reflects impairment loss included in research and development expense related to the impairment of internally developed software costs not meeting the general release threshold as a result of acquiring go-to-market software in the MENU Acquisition.

10
Adjustment reflects foreign currency transaction gains and losses, rental income and losses, and other non-recurring expenses recorded in other expense, net in the accompanying statements of operations.

	Year Ended December 31,
in thousands	2023		2022		2021
Reconciliation of Net Loss/Diluted Net Loss per share to Adjusted Net Loss/Adjusted Diluted Loss per Share:
Net loss / diluted net loss per share	$(69,752)	$(2.53)	$(69,319)	$(2.55)	$(75,799)	$(3.02)
Discontinued operations	(11,867)	(0.43)	(10,753)	(0.40)	(9,601)	(0.38)
Net loss from continuing operations / diluted net loss per share from continuing operations	(81,619)	(2.96)	(80,072)	(2.95)	(85,400)	(3.40)
Provision for (benefit from) income taxes (1)	—	—	—	—	(10,417)	(0.42)
Non-cash interest expense (2)	2,093	0.08	1,997	0.07	8,727	0.35
Acquired intangible assets amortization (3)	18,074	0.66	17,111	0.63	13,802	0.55
Stock-based compensation expense (4)	14,291	0.52	13,261	0.49	14,275	0.57
Regulatory matters (5)	—	—	415	0.02	50	—
Contingent consideration (6)	(9,200)	(0.33)	(4,400)	(0.16)	—	—
Litigation expense (7)	(808)	(0.03)	525	0.02	790	0.03
Transaction costs (8)	2,273	0.08	1,300	0.05	3,612	0.14
Gain on insurance proceeds (9)	(500)	(0.02)	—	—	(4,400)	(0.18)
Severance (10)	253	0.01	525	0.02	—	—
Loss on extinguishment of debt (11)	635	0.02	—	—	11,916	0.47
Impairment loss (12)	—	—	1,301	0.05	—	—
Other expense – net (13)	485	0.02	1,068	0.04	1,046	0.04
Adjusted net loss/diluted loss per share	$(54,023)	$(1.96)	$(46,969)	$(1.73)	$(45,999)	$(1.83)

Weighted average common shares outstanding	27,552		27,152		25,088

1
Adjustment reflects a partial release of our deferred tax asset valuation allowance of $10.4 million related to the Punchh Acquisition for the year ended December 31, 2021. The income tax effect of the below adjustments were not tax-effected due to the valuation allowance on all of our net deferred tax assets.

2
Adjustment reflects non-cash accretion of interest expense and amortization of issuance costs related to the 2024 Notes, Senior Notes, and the Owl Rock Term Loan of $2.1 million, $2.0 million, and $8.7 million for the years ended December 31, 2023, 2022, and 2021, respectively.

3
Adjustment reflects amortization expense of acquired developed technology within cost of sales of $16.2 million, $15.2 million, and $12.0 million for the years ended December 31, 2023, 2022, and 2021, respectively; and amortization expense of acquired intangible assets of $1.9 million, $1.9 million, and $1.8 million for the years ended December 31, 2023, 2022, and 2021, respectively.

4	Adjustments reflect total stock-based compensation expense for the years ended December 31, 2023, 2022 and 2021 of $14.3 million, $13.3 million and $14.3 million respectively.
5	Adjustment reflects non-recurring expenses related to our efforts to resolve regulatory matters of $0.4 million and $0.1 million for the years ended December 31, 2022 and 2021, respectively.
6
Adjustments reflect non-cash reductions to the fair market value of the contingent consideration liability of $9.2 million and $4.4 million related to the MENU Acquisition for the years ended December 31, 2023 and 2022, respectively.

7
Adjustment reflects the release of a loss contingency for a legal matter of $0.8 million for the year ended December 31, 2023 and settlement expenses for legal matters of $0.5 million and $0.8 million for the years ended December 31, 2022 and 2021, respectively.

8
Adjustment reflects non-recurring professional fees incurred in transaction due diligence of $2.3 million for the year ended December 31, 2023 and acquisition expenses incurred in the MENU Acquisition of $1.3 million and Punchh Acquisition of $3.6 million for the years ended December 31, 2022 and 2021, respectively.

9	Adjustment represents the gain on insurance stemming from a legacy claim of $0.5 million and $4.4 million for the years ended December 31, 2023 and 2021, respectively.
10
Adjustment reflects the severance included in general and administrative expense and research and development expense of $0.3 million and $0.5 million for the years ended December 31, 2023 and 2022, respectively.

11
Adjustment reflects loss on extinguishment of debt of $0.6 million related to the induced conversion of the 2024 Notes during the year ended December 31, 2023, and $11.9 million related to the repayment of the Owl Rock Term Loan during the year ended December 31, 2021.

12
Adjustment reflects impairment loss included in research and development expense related to the impairment of internally developed software costs not meeting the general release threshold as a result of acquiring go-to-market software in the MENU Acquisition.

13
Adjustment reflects foreign currency transaction gains and losses, rental income and losses, and other non-recurring expenses recorded in other expense, net in the accompanying statements of operations.

LIQUIDITY AND CAPITAL RESOURCES

Our primary sources of liquidity are cash and cash equivalents and short-term investments. As of December 31, 2023, we had cash and cash equivalents of $37.2 million and short-term investments of $37.2 million. Cash and cash equivalents consist of highly liquid investments with maturities of 90 days or less, including money market funds. Short-term investments are held-to-maturity investment securities consisting of investment-grade interest bearing instruments, primarily treasury bills and notes, which are stated at amortized cost.

 Cash used in operating activities was $17.1 million for the year ended December 31, 2023, compared to $43.1 million for the year ended December 31, 2022. Cash used in operating activities for the year ended December 31, 2023, was substantially driven by a net loss from operations of $69.8 million, net of non-cash charges of $31.9 million, partially off-set by a reduction in net working capital requirements substantially driven by a decrease in inventory of $16.0 million, due to improved inventory management, and an increase in accounts payable of $4.4 million resulting from a growth in expenses and timing of payments.

Cash used in investing activities was $7.8 million for the year ended December 31, 2023, compared to $66.7 million for the year ended December 31, 2022. Cash used in investing activities for the year ended December 31, 2023, included $1.9 million of cash consideration, net of cash acquired, for the rights to ongoing payment facilitator referral commissions from a privately held restaurant technology company (the “Q4 2023 Acquisition”) and capital expenditures of $5.0 million for internal use software and $5.3 million for developed technology costs associated with our Restaurant/Retail software platforms, partially off-set by $5.0 million of proceeds from net sales of short-term held-to-maturity securities.

Cash used in financing activities was $1.6 million for the year ended December 31, 2023, compared to $2.6 million for the year ended December 31, 2022. Cash used in financing activities for the year ended December 31, 2023, was substantially driven by stock based compensation related transactions. We do not have any off-balance sheet arrangements or obligations.

We expect our available cash and cash equivalents will be sufficient to meet our operating needs for at least the next 12 months. Over the next 12 months our total contractual obligations are $35.8 million, consisting of purchase commitments for normal operations (purchase of inventory, software licensing, use of external labor, and third-party cloud services) of $27.1 million, interest payments of $7.4 million related to the Senior Notes, and facility leases of $1.3 million. We expect to fund such commitments with cash provided by operating activities and our sources of liquidity.

Our non-current contractual obligations are $414.1 million, consisting of purchase commitments for normal operations (purchase of inventory, software licensing, use of external labor, and third-party cloud services) of $10.5 million, interest payments of $15.7 million and principal payments of $385.0 million related to the Senior Notes, and facility leases of $2.9 million. Refer to “Note 10 – Debt” of the notes to consolidated financial statements in “Part II, Item 8. Financial Statements and Supplementary Data” of this Exhibit 99.1 for details.

Our actual cash needs will depend on many factors, including our rate of revenue and ARR growth, the timing and extent of spending to support our product development and corporate development efforts, the timing of introductions of new products and enhancements to existing products, market acceptance of our products, and the factors described above in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Exhibit 99.1 and our other filings with the SEC.

From time to time, we may seek to raise additional capital through equity, equity-linked, and debt financing arrangements. In addition, our board of directors and management regularly evaluate our business, strategy, and financial plans and prospects. As part of this evaluation, the board of directors and management periodically consider strategic alternatives to maximize value for our shareholders, including strategic transactions such as an acquisition, or a sale or spin-off of non-strategic company assets or businesses, including a sale of PAR Government Systems Corporation and/or one or more of its subsidiaries. We cannot provide assurance that any additional financing or strategic alternatives will be available to us on acceptable terms or at all.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements are based on the application of accounting principles generally accepted in the United States of America. GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue, and expense amounts reported. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently applied. Valuations based on estimates are reviewed for reasonableness and adequacy on a consistent basis. Significant items subject to such estimates and assumptions include revenue recognition, stock-based compensation, the recognition and measurement of assets acquired and liabilities assumed in business combinations at fair value, the carrying amount of property, plant and equipment including right-to-use assets and liabilities, identifiable intangible assets and goodwill, valuation allowances for receivables, valuation of excess and obsolete inventories, and measurement of contingent consideration at fair value. Actual results could differ from these estimates. Our estimates are subject to uncertainties, including those associated with market conditions, risks and trends. Refer to “Item 1A. Risk Factors” of this Exhibit 99.1 for additional information. Refer to “Note 1 - Summary of Significant Accounting Policies” for additional information regarding our accounting policies and other disclosures required by GAAP.

Revenue Recognition

The Company’s revenue is derived from three types of revenue: hardware sales, subscription services, and professional services. ASC Topic 606: Revenue from Contracts with Customers requires the Company to distinguish and measure performance obligations under customer contracts. Contract consideration is allocated to all performance obligations within the arrangement or contract. Performance obligations that are determined not to be distinct are combined with other performance obligations until the combined unit is determined to be distinct and that combined unit is then recognized as revenue over time or at a point in time depending on when control is transferred. The Company evaluated the potential performance obligations within its Restaurant/Retail segment and evaluated whether each performance obligation met the ASC Topic 606 criteria to be considered a distinct performance obligation.

Amounts invoiced in excess of revenue recognized represent deferred revenue. Contracts typically require payment within 30 to 90 days from the shipping date or installation date, depending on the Company’s terms with the customer. The primary method used to estimate a stand-alone selling price, is the price that the Company charges for the particular good or service sold by the Company separately under similar circumstances to similar customers. The Company determines stand-alone selling prices for hardware and subscription services based on the price at which the Company sells the particular good or service separately in similar circumstances and to similar customers. The Company determines stand-alone selling prices for professional services by using an expected cost plus margin.

Hardware

Hardware revenue consists of hardware product sales and is recognized as a point in time revenue. Revenue on these items are recognized when the customer obtains control of the asset in accordance with the terms of sale. This generally occurs upon delivery to a third-party carrier for onward delivery to customer. We accept returns for hardware sales and recognize them at the time of sale as a reduction to revenue based on historical experience.

Subscription Service

Our subscription services consist of revenue from our SaaS solutions, related software support, and transaction-based payment processing services.

SaaS solutions

SaaS solution revenues consist of subscription fees from customers for access to our SaaS solutions and third party SaaS solutions and are recognized ratably over the contract period, commencing when the subscription service is made available to the customer, as the customer simultaneously receives and consumes the benefits of the Company’s performance obligations. Our contracts with customers are generally for a period ranging from 12 to 36 months. We determined we are the principal in transferring these services to the customer and recognize revenue on a gross basis. We control the services being provided to our customer, are responsible for fulfillment of the promise in our contract with the customer, and have discretion in setting the price with our customer.

Software support

Software support revenues include fees from customers from the sales of varying levels of basic support services which are “stand-ready obligations” satisfied over time on the basis that the customer consumes and receives a benefit from having access to the Company’s support resources, when and as needed, throughout the contract term, which is generally 12 months. For this reason, the basic support services are recognized ratably over the contract term since the Company satisfies its obligation to stand ready by performing these services each day.

Transaction-based payment processing

Transaction-based payment processing revenues include transaction-based payment processing services for customers which are charged a transaction fee for payment processing. This transaction fee is generally calculated as a percentage of the total transaction amount processed plus a fixed per transaction fee. We satisfy our payment processing performance obligations and recognize the transaction fees as revenue net of refunds and reversals initiated by the restaurant upon authorization by the issuing bank and submission for processing. We allocate all variable fees earned from transaction-based revenue to this performance obligation on the basis that it is consistent with the ASC 606 allocation objectives.

Our transaction-based payment processing contracts are primarily layered rate contracts. In layered rate contracts, we pass through the costs of interchange and card assessment and network fees to our customers, which are recorded as a reduction to revenue, and we incur processing fees, which are recorded as cost of sales. For layered rate contracts, we have concluded we are generally the principal in the performance obligation to process payments because we control the payment processing services before the customer receives them, perform authorization and fraud check procedures prior to submitting transactions for processing in the payment network, have sole discretion over which third-party acquiring payment processors we will use and are ultimately responsible to the customers for amounts owed if those acquiring payment processors do not fulfill their obligations. We generally have full discretion in setting processing prices charged to the customers. Additionally, we are obligated to comply with certain payment card network operating rules and contractual obligations under the terms of our registration as a payment facilitator and as a master merchant under our third-party acquiring payment processor agreements which make us liable for the costs of processing the transactions for our customers and chargebacks and other financial losses if such amounts cannot be recovered from the restaurant. However, specifically as it relates to the costs of interchange and card assessment and network fees, we have concluded we are the agent because we do not control pricing for these services and the costs are passed through to our customers.

Professional Service

Professional service revenue consists of revenues from hardware support, installations, implementations, and other professional services.

Hardware support

 Hardware support revenues consists of fees from customers from the Company’s Advanced Exchange overnight hardware replacement program, on-site support and extended warranty repair service programs and are all “stand-ready obligations” satisfied over time on the basis that the customer consumes and receives a benefit from having access to the Company’s support resources, when and as needed, throughout the contract term, which is generally 12 months. For this reason, the support services are recognized ratably over the contract term since the Company satisfies its obligation to stand ready by performing these services each day.

Installations

Installation revenue is recognized point in time. Installation revenue is recognized when installation is complete and the customer obtains control of the related asset. The Company offers installation services to its customers for hardware for which the Company primarily hires third-party contractors to install the equipment on the Company’s behalf. The Company pays third-party contractors an installation service fee based on an hourly rate agreed to by the Company and contractor. When third-party installers are used, the Company determines whether the nature of its performance obligations is to provide the specified goods or services itself (principal) or to arrange for a third-party to provide the goods or services (agent). In the Company’s customer arrangements, the Company is primarily responsible for providing a good or service, has inventory risk before the good or service is transferred to the customer, and has discretion in establishing prices; as a result, the Company has concluded that it is the principal in the arrangement and records installation revenue on a gross basis.

Implementations

Implementation revenue includes set-up and activation fees from customers to implement our SaaS solutions. We have concluded that this service does not represent a stand-alone performance obligation and is instead tied to the performance obligation to provide the subscription service. As such, we defer and amortize related revenues and costs over the life of the contract, commencing when the subscription service is made available to the customer.

Other professional services

Other professional service revenue includes hardware repairs and maintenance not covered under hardware support, business process mapping, training, and other ad hoc professional services sold separately. Other professional service revenue is recognized point in time upon the completion of the service.

Inventories

The Company’s inventories are valued at the lower of cost and net realizable value, with cost determined using the weighted average cost method. The Company uses certain estimates and judgments and considers several factors including hardware demand, changes in customer requirements and changes in technology to provide for excess and obsolescence reserves to properly value inventory.

Capitalized Software Development Costs

We capitalize certain costs related to the development of our platform and other software applications for internal use in accordance with ASC Topic 350-40, Intangibles - Goodwill and Other - Internal - Use Software. We begin to capitalize our costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. We stop capitalizing these costs when the software is substantially complete and ready for its intended use, including the completion of all significant testing. These costs are amortized on a straight-line basis over the estimated useful life of the related asset, generally estimated to be three to five years. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditure will result in additional functionality and expense costs incurred for maintenance and minor upgrades and enhancements. Costs incurred prior to meeting these criteria together with costs incurred for training and maintenance are expensed as incurred and recorded within research and development expenses in our consolidated statements of operations.

We exercise judgment in determining the point at which various projects may be capitalized, in assessing the ongoing value of the capitalized costs and in determining the estimated useful lives over which the costs are amortized. To the extent that we change the manner in which we develop and test new features and functionalities related to our platform, assess the ongoing value of capitalized assets or determine the estimated useful lives over which the costs are amortized, the amount of internal-use software development costs we capitalize and amortize could change in future periods.

Accounting for Business Combinations

We account for acquired businesses using in accordance with ASC Topic 805, Business Combinations, which requires that acquired assets and assumed liabilities be recorded at their respective fair values on the date of acquisition. The fair value of the consideration paid is assigned to the underlying net assets of the acquired business based on their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded to goodwill. Intangible assets are amortized over the expected life of the asset. Fair value determinations and useful life estimates are based on, among other factors, estimates of expected future cash flows from revenues of the intangible assets acquired, estimates of appropriate discount rates used to present value expected future cash flows, estimated useful lives of the intangible assets acquired and other factors. Although we believe the assumptions and estimates it has made have been reasonable and appropriate, they are based, in part, on historical experience, information obtained from the management of the acquired companies and future expectations. For these and other reasons, actual results may vary significantly from estimated results.

Goodwill

Fair values of the reporting unit are estimated using a weighted methodology considering the output from both the income and market approaches. The income approach incorporates the use of a DCF analysis. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including revenue growth, operating income margin and discount rate. The market approach incorporates the use of the quoted price and public company methods utilizing public market data for our company and comparable companies.

We performed a quantitative assessment to test our Restaurant/Retail reporting unit impairment as of October 1, 2023. The excess of the estimated fair value over the carrying value (expressed as a percentage of carrying value) was in excess of its carrying value of $655 million by approximately 37% as of October 1, 2023.

In deriving our fair value estimates, we use key assumptions built on the current product portfolio mix adjusted to reflect continued revenue increases from our subscription services.

We use total annual revenue growth rates for the reporting unit ranging between 8% and 18% for the years 2024 through 2033. The growth rate reflects our projected revenues from anticipated increases in active sites of our subscription services at new and existing customer locations. These subscription services are expected to expand our capabilities into new markets. We believe these estimates are reasonable given the size of the overall market, combined with the projected market share we expect to achieve. Overall, the projected revenue growth rates ultimately trend to an estimated long term growth rate of 3%.

We use gross margin estimates that are reflective of expected increased recurring subscription service revenue that is expected to exceed historical gross margins. Estimates of operating expenses, working capital requirements and depreciation and amortization expense used for the Restaurant/Retail reporting unit are generally consistent with actual historical amounts, adjusted to reflect our continued investment and projected revenue growth from our core technology platforms. We believe utilization of actual historical results adjusted to reflect our continued investment in our products is an appropriate basis supporting the fair value of the Restaurant/Retail reporting unit.

Finally, we use a discount rate of 13% for the Restaurant/Retail reporting unit. This estimate was derived through a combination of current risk-free interest rate data, financial data from companies that PAR considers to be our competitors and was based on volatility between our historical financial projections and actual results achieved.

The current economic conditions and the continued volatility in the U.S. and in many other countries in which we operate could contribute to decreased consumer confidence and continued economic uncertainty which may adversely impact our operating performance. Although we have seen an improvement in the markets it serves, continued volatility in these markets could have an impact on purchases of our products, which could result in a reduction in sales, operating income and cash flows. Such reductions could have a material adverse impact on the underlying estimates used in deriving the fair value of our reporting units used to support our annual goodwill impairment test or could result in a triggering event requiring a fair value re-measurement, particularly if we are unable to achieve the estimates of revenue growth indicated in the preceding paragraphs. These conditions may result in an impairment charge in future periods.

We reconciled the aggregate estimated fair value of the reporting unit to our market capitalization noting no goodwill impairment was recorded during the years ended December 31, 2023 or 2022.

Recent Accounting Pronouncements Not Yet Adopted

Refer to “Note 1 – Summary of Significant Accounting Policies” of the notes to consolidated financial statements in “Part II, Item 8. Financial Statements and Supplementary Data” of this Exhibit 99.1 for details.

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of PAR Technology Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of PAR Technology Corporation and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022 and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2024 (not presented herein), expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Acquisition — MENU Technologies AG —Contingent Consideration — Refer to Notes 2 and 16 to the consolidated financial statements

Critical Audit Matter Description

The Company completed the acquisition of MENU Technologies AG for $38.9 million on July 25, 2022, which included contingent consideration related to a potential earn-out provision. The purchase price was allocated to the assets acquired and liabilities assumed based on their preliminary determined respective fair values, including the fair value of contingent consideration for the earn-out liability of $14.2 million. As of December 31, 2023, the Company determined the fair value of the MENU earn-out to be $0.6M.

The Company determined the acquisition date fair value of contingent consideration associated with the MENU Acquisition using Monte-Carlo simulation valuation techniques. Furthermore, the significant inputs used in establishing the fair value include revenue volatility, discount rate, and projected year of payments. These are unobservable and reflect the Company’s own judgements about the assumptions market participants would use in pricing the liability.

Therefore, the valuation of the contingent consideration for the MENU Technologies AG acquisition is considered complex and requires significant management judgment.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the revenue volatility, discount rate, and projected year of payments used by management to estimate the fair value of the contingent consideration as of December 31, 2023 included the following, among others:

•	We tested the effectiveness of controls over the valuation of the contingent consideration, including management’s controls over revenue volatility, discount rate, and projected year of payments.

•	We evaluated management’s ability to accurately forecast future revenues through independent analysis including a comparison of actual results to management’s historical forecasts.

•	We evaluated the reasonableness of management’s revenue forecasts by comparing forecasts to historical revenues and forecasted information included within Company press releases.

•
With the assistance of our fair value specialists, we evaluated the reasonableness of (1) the valuation methodology and (2) the valuation assumptions, such as the revenue volatility, discount rate, and projected year of payments by:

◦
Testing the source information underlying the determination of the revenue and discount rates and testing the mathematical accuracy of the calculations; and developing a range of independent estimates and comparing those to those selected by management.

◦	Agreeing of the projected year of payments to underlying source documentation

/s/ Deloitte & Touche LLP

Rochester, New York
February 27, 2024 (January 6, 2025 as to the effects of discontinued operations discussed in Note 4)

We have served as the Company’s auditor since 2020.

PAR TECHNOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
Assets	2023	2022
Current assets:
Cash and cash equivalents	$37,183	$70,144
Cash held on behalf of customers	10,170	7,205
Short-term investments	37,194	40,290
Accounts receivable – net	42,679	42,640
Inventories	23,560	37,532
Other current assets	8,123	7,006
Current assets of discontinued operations	21,690	19,132
Total current assets	180,599	223,949
Property, plant and equipment – net	15,524	12,760
Goodwill	488,918	486,026
Intangible assets – net	93,969	110,216
Lease right-of-use assets	3,169	3,590
Other assets	17,642	16,007
Noncurrent assets of discontinued operations	2,785	2,310
Total Assets	$802,606	$854,858

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$25,599	$20,972
Accrued salaries and benefits	14,128	14,356
Accrued expenses	3,533	2,247
Customers payable	10,170	7,205
Lease liabilities – current portion	1,120	1,307
Customer deposits and deferred service revenue	9,304	10,562
Current liabilities of discontinued operations	16,378	11,175
Total current liabilities	80,232	67,824
Lease liabilities – net of current portion	2,145	2,397
Long-term debt	377,647	389,192
Deferred service revenue – noncurrent	4,204	5,125
Other long-term liabilities	3,603	13,349
Noncurrent liabilities of discontinued operations	1,710	1,777
Total liabilities	469,541	479,664
Shareholders’ equity:
Preferred stock, $0.02 par value, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $0.02 par value, 58,000,000 shares authorized; 29,386,234 and 28,589,567 shares issued, 28,029,915 and 27,319,045 outstanding at December 31, 2023 and December 31, 2022, respectively	584	570
Additional paid in capital	625,154	595,286
Accumulated deficit	(274,956)	(205,204)
Accumulated other comprehensive loss	(939)	(1,365)
Treasury stock, at cost, 1,356,319 and 1,270,522 shares at December 31, 2023 and December 31, 2022, respectively	(16,778)	(14,093)
Total shareholders’ equity	333,065	375,194
Total Liabilities and Shareholders’ Equity	$802,606	$854,858

See accompanying notes to consolidated financial statements

PAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31,
	2023	2022	2021
Revenues, net:
Hardware	$103,391	$114,410	$105,014
Subscription service	122,597	97,499	62,649
Professional service	50,726	50,438	42,688
Total revenues, net	276,714	262,347	210,351
Costs of sales:
Hardware	80,319	92,224	80,841
Subscription service	63,735	47,424	38,651
Professional service	43,214	40,982	34,575
Total cost of sales	187,268	180,630	154,067
Gross margin	89,446	81,717	56,284
Operating expenses:
Sales and marketing	38,513	34,900	24,166
General and administrative	72,139	69,770	63,914
Research and development	58,356	48,643	34,579
Amortization of identifiable intangible assets	1,858	1,863	1,825
Adjustment to contingent consideration liability	(9,200)	(4,400)	—
Gain on insurance proceeds	(500)	—	(4,400)
Total operating expenses	161,166	150,776	120,084
Operating loss	(71,720)	(69,059)	(63,800)
Other expense, net	(485)	(1,068)	(1,046)
Loss on extinguishment of debt	(635)	—	(11,916)
Interest expense, net	(6,931)	(8,811)	(18,147)
Loss from continuing operations before (provision for) benefit from income taxes	(79,771)	(78,938)	(94,909)
(Provision for) benefit from income taxes	(1,848)	(1,134)	9,509
Net loss from continuing operations	(81,619)	(80,072)	(85,400)
Net income from discontinued operations	11,867	10,753	9,601
Net loss	$(69,752)	$(69,319)	$(75,799)

Net income (loss) per share (basic and diluted)
Continuing operations	$(2.96)	$(2.95)	$(3.40)
Discontinued operations	0.43	0.40	0.38
Total	$(2.53)	$(2.55)	$(3.02)

Weighted average shares outstanding (basic and diluted)	27,552	27,152	25,088

See accompanying notes to consolidated financial statements

PAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Year Ended December 31,
	2023	2022	2021
Net loss	$(69,752)	$(69,319)	$(75,799)
Other comprehensive income, net of applicable tax:
Foreign currency translation adjustments	426	2,339	232
Comprehensive loss	$(69,326)	$(66,980)	$(75,567)

See accompanying notes to consolidated financial statements

PAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(in thousands)

	Common Stock		Capital in Excess of	(Accumulated Deficit) Retained	Accumulated Other Comprehensive	Treasury Stock		Total Shareholders’
	Shares	Amount	Par Value	Earnings	Income (Loss)	Shares	Amount	Equity
Balances at December 31, 2020	22,983	$459	$243,575	$(46,706)	$(3,936)	1,066	$(4,987)	$188,405
Issuance of common stock upon the exercise of stock options	105	2	1,154	—	—	—	—	1,156
Issuance of common stock, net of issuance costs of $6.8 million	3,335	67	208,105	—	—	—	—	208,172
Net issuance of restricted stock awards	2	—	—	—	—	—	—	—
Net issuance of restricted stock units	176	4	368	—	—	—	—	372
Treasury stock acquired from employees upon vesting or forfeiture of restricted stock	—	—	—	—	—	115	(5,958)	(5,958)
Stock-based compensation	—	—	14,615	—	—	—	—	14,615
Issuance of common stock for acquisition	1,493	30	110,189	—	—	—	—	110,219
Equity component of issuance of 2027 convertible notes, net of deferred taxes of $0.7 million and issuance costs of $2.1 million	—	—	62,931	—	—	—	—	62,931
Foreign currency translation adjustments	—	—	—	—	232	—	—	232
Net loss	—	—	—	(75,799)	—	—	—	(75,799)
Balances at December 31, 2021	28,094	$562	$640,937	$(122,505)	$(3,704)	1,181	$(10,945)	$504,345
Impact of ASU 2020-06 implementation (refer to “Note 1 - Summary of Significant Accounting Policies”)	—	—	(66,656)	(13,380)	—	—	—	(80,036)
Balances at January 1, 2022	28,094	$562	$574,281	$(135,885)	$(3,704)	1,181	$(10,945)	$424,309
Issuance of common stock upon the exercise of stock options	133	3	1,283	—	—	—	—	1,286
Net issuance of restricted stock awards and restricted stock units	200	2	(1)	—	—	—	—	1
Issuance of common stock for acquisition	163	3	6,297	—	—	—	—	6,300
Treasury stock acquired from employees upon vesting or forfeiture of restricted stock	—	—	—	—	—	90	(3,148)	(3,148)
Stock-based compensation	—	—	13,426	—	—	—	—	13,426
Foreign currency translation adjustments	—	—	—	—	2,339	—	—	2,339
Net loss	—	—	—	(69,319)	—	—	—	(69,319)
Balances at December 31, 2022	28,590	$570	$595,286	$(205,204)	$(1,365)	1,271	$(14,093)	$375,194
Issuance of common stock upon the exercise of stock options	96	2	1,067	—	—	—	—	1,069
Net issuance of restricted stock awards and restricted stock units	203	2	—	—	—	—	—	2
Issuance of common stock for conversion of 2024 Notes	497	10	14,374	—	—	—	—	14,384
Treasury stock acquired from employees upon vesting or forfeiture of restricted stock	—	—	—	—	—	85	(2,685)	(2,685)
Stock-based compensation	—	—	14,427	—	—	—	—	14,427
Foreign currency translation adjustments	—	—	—	—	426	—	—	426
Net loss	—	—	—	(69,752)	—	—	—	(69,752)
Balances at December 31, 2023	29,386	$584	$625,154	$(274,956)	$(939)	1,356	$(16,778)	$333,065

See accompanying notes to consolidated financial statements

PAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net loss	$(69,752)	$(69,319)	$(75,799)
Net income from discontinued operations	(11,867)	(10,753)	(9,601)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,014	25,643	21,041
Accretion of debt in interest expense	2,205	1,997	8,725
Accretion of discount on held to maturity investments in interest expense, net	(1,886)	—	—
Current expected credit losses	579	1,204	1,290
Provision for obsolete inventory	(1,915)	69	103
Stock-based compensation	14,291	13,261	14,275
Impairment loss	—	1,301	—
Loss on debt extinguishment	635	—	11,916
Adjustment to contingent consideration liability	(9,200)	(4,400)	—
Deferred income tax	197	(373)	(10,417)
Changes in operating assets and liabilities:
Accounts receivable	(772)	(5,587)	3,222
Inventories	15,984	(2,767)	(13,598)
Other current assets	(1,147)	1,823	(4,031)
Other assets	(1,608)	(5,031)	(3,997)
Accounts payable	4,411	696	4,458
Accrued salaries and benefits	(265)	808	(649)
Accrued expenses	769	(683)	(6,821)
Customer deposits and deferred service revenue	(2,179)	(5,851)	(1,706)
Customers payable	2,966	7,205	—
Other long-term liabilities	(412)	(868)	(601)
Cash used in operating activities - continuing operations	(31,952)	(51,625)	(62,190)
Cash provided by operating activities - discontinued operations	14,877	8,555	9,034
Net cash used in operating activities	(17,075)	(43,070)	(53,156)
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(1,900)	(18,797)	(374,705)
Capital expenditures	(5,018)	(1,163)	(1,366)
Capitalization of software costs	(5,346)	(6,234)	(6,210)
Proceeds from sale of held to maturity investments	85,978	24,243	—
Purchases of held to maturity investments	(80,996)	(64,533)	—
Cash used in investing activities - continuing operations	(7,282)	(66,484)	(382,281)
Cash used in investing activities - discontinued operations	(499)	(226)	(711)
Net cash used in investing activities	(7,781)	(66,710)	(382,992)
Cash flows from financing activities:
Principal payments of long-term debt	—	(705)	(4,174)
Payments for the extinguishment of notes payable	—	—	(183,618)
Proceeds from common stock issuance	—	—	215,000
Payments for common stock issuance costs	—	—	(6,828)
Proceeds from debt issuance, net of original issue discount	—	—	441,385
Payments for debt issuance costs	—	—	(13,998)
Treasury stock acquired from employees upon vesting or forfeiture of restricted stock	(2,685)	(3,148)	(5,315)
Proceeds from exercise of stock options	1,069	1,286	1,156
Cash (used in) provided by financing activities - continuing operations	(1,616)	(2,567)	443,608
Cash used in financing activities - discontinued operations	—	—	—
Net cash (used in) provided by financing activities	(1,616)	(2,567)	443,608

See accompanying notes to consolidated financial statements

PAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in thousands)

	Year Ended December 31,
	2023	2022	2021
Effect of exchange rate changes on cash and cash equivalents	(3,522)	1,461	273
Net (decrease) increase in cash, cash equivalents, and cash held on behalf of customers	(29,994)	(110,886)	7,733
Cash, cash equivalents, and cash held on behalf of customers at beginning of period	77,533	188,419	180,686
Cash, cash equivalents, and cash held on behalf of customers at end of period	$47,539	$77,533	$188,419

Reconciliation of cash, cash equivalents, and cash held on behalf of customers
Cash and cash equivalents	$37,369	$70,328	$188,419
Cash held on behalf of customers	10,170	7,205	—
Total cash, cash equivalents, and cash held on behalf of customers	$47,539	$77,533	$188,419

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes	$3,223	$1,285	$—
Capitalized software recorded in accounts payable	38	27	48
Capital expenditures in accounts payable	139	75	26
Tax withholding in accrued salaries and benefits related to treasury stock acquired from employees	—	—	643
Common stock issued for acquisition	—	6,300	110,219

Cash flows are presented on a consolidated basis and cash and cash equivalents presented in current assets of discontinued operations in the consolidated balance sheets as of December 31, 2023 were $0.2 million and $0.2 million as of December 31, 2022. Refer to “Note 4 – Discontinued Operations” for additional information related to cash flows from discontinued operations.

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies
Nature of Business

PAR Technology Corporation (the “Company” or “PAR,” “we,” or “us”), through its consolidated subsidiaries, operates in one segment, Restaurant/Retail. The Restaurant/Retail segment provides leading omnichannel cloud-based software and hardware solutions to the restaurant and retail industries.

Our product and service offerings include point-of-sale, customer engagement and loyalty, digital ordering and delivery, operational intelligence technologies, payment processing, hardware, and related technologies, solutions, and services. We provide enterprise restaurants, franchisees, and other restaurant outlets in the three major restaurant categories - quick service, fast casual, and table service - with operational efficiencies through a data-driven network with integration capabilities from point-of-sale to the kitchen, to fulfillment. Our subscription services are grouped into three categories: Guest Engagement, which includes Punchh for customer loyalty and engagement and MENU for omnichannel digital ordering and delivery; Operator Solutions, which includes Brink POS for front-of-house and PAR Pay and PAR Payment Services for payments; and Back Office, which includes Data Central. The accompanying consolidated financial statements include the Company’s accounts and those of its consolidated subsidiaries. All intercompany transactions have been eliminated in consolidation.

Basis of Presentation and Use of Estimates

The Company prepares its consolidated financial statements and related notes in accordance with accounting principles generally accepted in the United States of America. The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include revenue recognition, stock-based compensation, the recognition and measurement of assets acquired and liabilities assumed in business combinations at fair value, the carrying amount of property, plant and equipment including right-to-use assets and liabilities, identifiable intangible assets and goodwill, valuation allowances for receivables, valuation of excess and obsolete inventories, and measurement of contingent consideration at fair value. Actual results could differ from these estimates.

The results of operations of the Company’s Government segment are reported as discontinued operations in the consolidated statements of operations for all periods presented and the related assets and liabilities associated with the discontinued operations are classified as assets and liabilities of discontinued operations in the consolidated balance sheets as of December 31, 2023 and 2022, respectively. All results and information in the consolidated financial statements are presented as continuing operations and exclude the Government segment unless otherwise noted specifically as discontinued operations.

Discontinued Operations

In determining whether a group of assets disposed of (or is to be disposed of) should be presented as a discontinued operation, the Company analyzes whether the group of assets disposed of represented a component of the entity; that is, whether it had historic operations and cash flows that were discrete both operationally and for financial reporting purposes. In addition, the Company considers whether the disposal represents a strategic shift that has or will have a major effect on the Company’s operations and financial results.

The assets and liabilities of a discontinued operation, other than goodwill, are measured at the lower of carrying amount or fair value, less cost to sell. When a portion of a reporting unit that constitutes a business is to be disposed of, the goodwill associated with that business is included in the carrying amount of the business based on the relative fair values of the business to be disposed of and the portion of the reporting unit that will be retained. Interest is allocated to discontinued operations if the interest is directly attributable to the discontinued operations or is interest on debt that is required to be repaid as a result of the disposal.

Business Combinations

The Company accounts for business combinations pursuant to ASC Topic 805, Business Combinations, which requires that assets acquired and liabilities assumed be recorded at their respective fair values on the date of acquisition. The fair value of the consideration paid is assigned to the underlying net assets of the acquired business based on their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is allocated to goodwill. The purchase price allocation process requires the Company to make significant assumptions and estimates in determining the purchase price and the fair value of assets acquired and liabilities assumed at the acquisition date. The Company’s assumptions and estimates are subject to refinement and, as a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon conclusion of the measurement period, any subsequent fair value adjustments are recorded in the Company’s consolidated statements of operations. The Company’s consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition.

Cash and Cash Equivalents and Cash Held on Behalf of Customers

The Company considers all highly liquid investments, purchased with a remaining maturity of three months or less, to be cash equivalents, including money market funds. Cash held on behalf of customers represents an asset arising from our payment processing services that is restricted for the purpose of satisfying obligations to remit funds to various merchants.

The Company maintained bank balances that, at times, exceeded the federally insured limit during the years ended December 31, 2023 and 2022. The Company did not experience losses relating to these deposits and management does not believe that the Company is exposed to any significant credit risk with respect to these amounts.

Cash and cash equivalents and cash held on behalf of customers consist of the following:

(in thousands)	December 31, 2023	December 31, 2022
Cash and cash equivalents
Cash	$37,143	$18,672
Money market funds	40	51,472
Cash held on behalf of customers	10,170	7,205
Total cash, cash equivalents, and cash held on behalf of customers	$47,353	$77,349

Short-Term Investments

Short-term investments include held-to-maturity investment securities consisting of investment-grade interest bearing instruments, primarily treasury bills and notes, which are stated at amortized cost. The Company does not intend to sell these investment securities and the contractual maturities are not greater than 12 months. The Company did not have any material gains or losses on these securities during the year ended December 31, 2023. The estimated fair value of these securities approximated their carrying value as of December 31, 2023.

The carrying value of investment securities consist of the following:

(in thousands)	December 31, 2023	December 31, 2022
Short-term investments
Treasury bills and notes	$37,194	$40,290
Total Short-term Investments	$37,194	$40,290

Accounts Receivable – Current Expected Credit Losses

The Company maintains a provision for accounts receivables that it does not expect to collect. In accordance with ASC Topic 326, Financial Instruments - Credit Losses, the Company accrues its estimated losses from uncollectible accounts receivable to the provision based upon recent historical experience, the length of time the receivable has been outstanding, other specific information as it becomes available, and reasonable and supportable forecasts not already reflected in the historical loss information. Provisions for current expected credit losses are charged to current operating expenses. Actual losses are charged against the provision when incurred.

Inventories

The Company’s inventories are valued at the lower of cost and net realizable value, with cost determined using the weighted average cost method. The Company uses certain estimates and judgments and considers several factors including hardware demand, changes in customer requirements and changes in technology to provide for excess and obsolescence reserves to properly value inventory.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to forty years. Expenditures for maintenance and repairs are expensed as incurred.

Other Assets

Other assets include deferred implementation costs of $8.8 million and $7.4 million and deferred commissions of $2.6 million and $1.2 million at December 31, 2023 and December 31, 2022, respectively. Based on ASC Topic 340, Other Assets and Deferred Costs, we capitalize and amortize incremental costs of obtaining and fulfilling a contract over the period we expect to derive benefits from the contract, which we have determined as the initial term of a contract. We periodically adjust the carrying value of deferred implementation costs and deferred commissions to account for customers ceasing operations or otherwise discontinuing use of our subscription services. Amortization expense for deferred implementation costs is included in “Costs of sales: Professional service” and amortization expense for deferred commissions is included in “Sales and marketing” in the Company’s consolidated statements of operations. Amortization of deferred implementation costs were $4.5 million, $2.4 million, and $0.4 million for the years ended December 31, 2023, 2022, and 2021 respectively. Amortization of deferred commissions were $0.9 million, $0.6 million, and $0.2 million for the years ended December 31, 2023, 2022, and 2021 respectively.

Other assets also include the cash surrender value of life insurance related to the Company’s deferred compensation plan eligible to certain employees. The funded balance is reviewed on an annual basis. The balance of the life insurance policy was $3.3 million and $3.2 million at December 31, 2023 and December 31, 2022, respectively.

Identifiable Intangible Assets

The Company’s identifiable intangible assets represent intangible assets acquired in the acquisition of Brink Software, Inc. in 2014, the acquisition of 3M Company’s Drive-Thru Communications Systems in 2019, the Data Central Acquisition, the Punchh Acquisition, the MENU Acquisition, and software development costs.

The Company capitalizes certain costs related to the development of its platform and other software applications for internal use in accordance with ASC Topic 350-40, Intangibles - Goodwill and Other - Internal - Use Software. The Company begins to capitalize its costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. The Company stops capitalizing these costs when the software is substantially complete and ready for its intended use, including the completion of all significant testing. These costs are amortized on a straight-line basis over the estimated useful life of the related asset, generally estimated to be three to seven years. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditure will result in additional functionality and expense costs incurred for maintenance and minor upgrades and enhancements. Costs incurred prior to meeting these criteria together with costs incurred for training and maintenance are expensed as incurred and recorded within research and development expenses in the Company’s consolidated statements of operations.

The Company exercises judgment in determining the point at which various projects may be capitalized, in assessing the ongoing value of the capitalized costs and in determining the estimated useful lives over which the costs are amortized. To the extent that the Company can change the manner in which new features and functionalities are developed and tested related to its platform, assessing the ongoing value of capitalized assets or determining the estimated useful lives over which the costs are amortized, the amount of internal-use software development costs the Company capitalizes and amortizes could change in future periods.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired in a business combination. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. The Company’s impairment tests are based on the Company’s identified reporting unit used in the test for goodwill impairment. In conducting this impairment testing, the Company may first perform a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value. If not, no further goodwill impairment testing is required. If it is more likely than not that a reporting unit’s fair value is less than its carrying value, or if we elect not to perform a qualitative assessment of a reporting unit, a quantitative analysis is performed, in which the fair value of the reporting unit is compared to its carrying value. If the carrying value of either reporting unit exceeds its fair value, an impairment charge is recognized for the excess of the carrying value of the reporting unit over its fair value.

The Company conducted its annual goodwill impairment test as of October 1, 2023. As a part of this analysis, we evaluated factors including, but not limited to, our market capitalization and stock price performance, macro-economic conditions, market and industry conditions, cost factors, the competitive environment, and the operational stability and overall financial performance of the reporting unit. The assessment indicated that it was more likely than not that the fair value of the reporting units exceeded its respective carrying value. As such, goodwill was not impaired. No impairment charge was recorded in any of the periods presented in the accompanying consolidated financial statements.

Impairment of Long-Lived Assets

The Company evaluates the accounting and reporting for the impairment of long-lived assets in accordance with the reporting requirements of ASC Topic 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company will recognize impairment of long-lived assets or asset groups if the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets. If the carrying value of a long-lived asset or asset group is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset or asset group for assets to be held and used, or the amount by which the carrying value exceeds the fair market value less cost to sell for assets to be sold. In the year ending December 31, 2022, the Restaurant/Retail segment recorded an impairment loss of $1.3 million on internally developed software costs not meeting the general release threshold as a result of acquiring go-to-market software in the MENU Acquisition; the impairment loss is presented within research and development expense in the consolidated statement of operations. No impairment was recorded in the years ended December 31, 2023 and 2021, respectively.

Accrued Expenses

As of December 31, 2023, accrued expenses include the contingent consideration liability recognized in conjunction with the MENU Acquisition (refer to “Contingent Consideration” above for additional information). During the third quarter of 2023, the balance of the contingent consideration liability was reclassified from other long-term liabilities to accrued expenses. The balance of the contingent consideration liability included within accrued expenses was $0.6 million and zero at December 31, 2023, and December 31, 2022, respectively.

Other Long-Term Liabilities

As of December 31, 2022, other long-term liabilities include the contingent consideration liability recognized in conjunction with the MENU Acquisition (refer to “Contingent Consideration” above for additional information). During the third quarter of 2023, the balance of the contingent consideration liability was reclassified from other long-term liabilities to accrued expenses. The balance of the contingent consideration liability included within other long-term liabilities was zero and $9.8 million at December 31, 2023, and December 31, 2022, respectively.

Additionally, other long-term liabilities include amounts owed to employees that participate in the Company’s deferred compensation plan. Amounts owed to employees participating in the deferred compensation plan were $0.4 million and $0.4 million at December 31, 2023, and December 31, 2022, respectively.

Under the CARES Act employers were permitted to defer payment of the employer portion of social security taxes through the end of 2020, with 50% of the deferred amount due December 31, 2021 and the remaining 50% due December 31, 2022. The Company deferred payment of $3.8 million of employer portion of social security taxes through the end of 2020. The Company paid $1.9 million in December 2021 and $1.9 million in December 2022. Deferred payroll taxes were zero at December 31, 2023, and December 31, 2022.

Foreign Currency Translation Adjustments

The assets and liabilities for the Company’s international operations are translated into U.S. dollars using year-end exchange rates. Income statement items are translated at average exchange rates prevailing during the year. The resulting translation adjustments are recorded as a separate component of shareholders’ equity under the heading Accumulated Other Comprehensive Loss. Exchange gains and losses on intercompany balances of permanently invested long-term loans are also recorded as a translation adjustment and are included in Accumulated Other Comprehensive Loss.

Warranty Provisions

Warranty provisions for hardware warranties are recorded in the period in which the Company becomes obligated to honor the warranty, which generally is the period in which the related hardware revenue is recognized. The Company accrues warranty reserves based upon historical factors such as labor rates, average repair time, travel time, number of service calls per machine and cost of replacement parts. When a sale is consummated, a warranty reserve is recorded based upon the estimated cost to provide the service over the warranty period which can range from 12 to 36 months and cost of replacement parts.

Activity related to warranty claims are as follows:

	December 31, 2023	December 31, 2022
(in thousands)
Beginning balance	$722	$762
Adjustments to reserve	40	184
Warranty claims settled	(112)	(224)
Ending balance	$650	$722

Related Party Transactions

During the years ended December 31, 2022, and 2021, Act III Management LLC (“Act III Management”), a service company to the restaurant, hospitality, and entertainment industries, provided software development and restaurant technology consulting services to the Company pursuant to a master development agreement. Separately, during the year ended December 31, 2023, Ronald Shaich, the sole member of Act III Management, served as a strategic advisor to the Company’s board of directors pursuant to a strategic advisor agreement, which terminated on June 1, 2023. Keith Pascal, a director of the Company, is an employee of Act III Management and serves as its vice president and secretary. Mr. Pascal does not have an ownership interest in Act III Management.

As of December 31, 2023 and 2022, the Company had zero accounts payable owed to Act III Management. During the years ended December 31, 2023, 2022, and 2021 the Company paid Act III Management $0.1 million, $0.6 million, and $1.3 million respectively, in consideration for services performed under the master development agreement.

Revenue Recognition

The Company’s revenue is derived from three types of revenue: hardware sales, subscription services, and professional services. ASC Topic 606: Revenue from Contracts with Customers requires the Company to distinguish and measure performance obligations under customer contracts. Contract consideration is allocated to all performance obligations within the arrangement or contract. Performance obligations that are determined not to be distinct are combined with other performance obligations until the combined unit is determined to be distinct and that combined unit is then recognized as revenue over time or at a point in time depending on when control is transferred. The Company evaluated the potential performance obligations within its Restaurant/Retail segment and evaluated whether each performance obligation met the ASC Topic 606 criteria to be considered a distinct performance obligation.

Amounts invoiced in excess of revenue recognized represent deferred revenue. Contracts typically require payment within 30 to 90 days from the shipping date or installation date, depending on the Company’s terms with the customer. The primary method used to estimate a stand-alone selling price, is the price that the Company charges for the particular good or service sold by the Company separately under similar circumstances to similar customers. The Company determines stand-alone selling prices for hardware and subscription services based on the price at which the Company sells the particular good or service separately in similar circumstances and to similar customers. The Company determines stand-alone selling prices for professional services by using an expected cost plus margin.

Hardware

Hardware revenue consists of hardware product sales and is recognized as a point in time revenue. Revenue on these items are recognized when the customer obtains control of the asset in accordance with the terms of sale. This generally occurs upon delivery to a third-party carrier for onward delivery to customer. We accept returns for hardware sales and recognize them at the time of sale as a reduction to revenue based on historical experience.

Subscription Service

Our subscription services consist of revenue from our SaaS solutions, related software support, and transaction-based payment processing services.

SaaS solutions

SaaS solution revenues consist of subscription fees from customers for access to our SaaS solutions and third party SaaS solutions and are recognized ratably over the contract period, commencing when the subscription service is made available to the customer, as the customer simultaneously receives and consumes the benefits of the Company’s performance obligations. Our contracts with customers are generally for a period ranging from 12 to 36 months. We determined we are the principal in transferring these services to the customer and recognize revenue on a gross basis. We control the services being provided to our customer, are responsible for fulfillment of the promise in our contract with the customer, and have discretion in setting the price with our customer.

Software support

Software support revenues include fees from customers from the sales of varying levels of basic support services which are “stand-ready obligations” satisfied over time on the basis that the customer consumes and receives a benefit from having access to the Company’s support resources, when and as needed, throughout the contract term, which is generally 12 months. For this reason, the basic support services are recognized ratably over the contract term since the Company satisfies its obligation to stand ready by performing these services each day.

Transaction-based payment processing

Transaction-based payment processing revenues include transaction-based payment processing services for customers which are charged a transaction fee for payment processing. This transaction fee is generally calculated as a percentage of the total transaction amount processed plus a fixed per transaction fee. We satisfy our payment processing performance obligations and recognize the transaction fees as revenue net of refunds and reversals initiated by the restaurant upon authorization by the issuing bank and submission for processing. We allocate all variable fees earned from transaction-based revenue to this performance obligation on the basis that it is consistent with the ASC 606 allocation objectives.

Our transaction-based payment processing contracts are primarily layered rate contracts. In layered rate contracts, we pass through the costs of interchange and card assessment and network fees to our customers, which are recorded as a reduction to revenue, and we incur processing fees, which are recorded as cost of sales. For layered rate contracts, we have concluded we are generally the principal in the performance obligation to process payments because we control the payment processing services before the customer receives them, perform authorization and fraud check procedures prior to submitting transactions for processing in the payment network, have sole discretion over which third-party acquiring payment processors we will use and are ultimately responsible to the customers for amounts owed if those acquiring payment processors do not fulfill their obligations. We generally have full discretion in setting processing prices charged to the customers. Additionally, we are obligated to comply with certain payment card network operating rules and contractual obligations under the terms of our registration as a payment facilitator and as a master merchant under our third-party acquiring payment processor agreements which make us liable for the costs of processing the transactions for our customers and chargebacks and other financial losses if such amounts cannot be recovered from the restaurant. However, specifically as it relates to the costs of interchange and card assessment and network fees, we have concluded we are the agent because we do not control pricing for these services and the costs are passed through to our customers.

Professional Service

Professional service revenue consists of revenues from hardware support, installations, implementations, and other professional services.

Hardware support

 Hardware support revenues consists of fees from customers from the Company’s Advanced Exchange overnight hardware replacement program, on-site support and extended warranty repair service programs and are all “stand-ready obligations” satisfied over time on the basis that the customer consumes and receives a benefit from having access to the Company’s support resources, when and as needed, throughout the contract term, which is generally 12 months. For this reason, the support services are recognized ratably over the contract term since the Company satisfies its obligation to stand ready by performing these services each day.

Installations

Installation revenue is recognized point in time. Installation revenue is recognized when installation is complete and the customer obtains control of the related asset. The Company offers installation services to its customers for hardware for which the Company primarily hires third-party contractors to install the equipment on the Company’s behalf. The Company pays third-party contractors an installation service fee based on an hourly rate agreed to by the Company and contractor. When third-party installers are used, the Company determines whether the nature of its performance obligations is to provide the specified goods or services itself (principal) or to arrange for a third-party to provide the goods or services (agent). In the Company’s customer arrangements, the Company is primarily responsible for providing a good or service, has inventory risk before the good or service is transferred to the customer, and has discretion in establishing prices; as a result, the Company has concluded that it is the principal in the arrangement and records installation revenue on a gross basis.

Implementations

Implementation revenue includes set-up and activation fees from customers to implement our SaaS solutions. We have concluded that this service does not represent a stand-alone performance obligation and is instead tied to the performance obligation to provide the subscription service. As such, we defer and amortize related revenues and costs over the life of the contract, commencing when the subscription service is made available to the customer.

Other professional services

Other professional service revenue includes hardware repairs and maintenance not covered under hardware support, business process mapping, training, and other ad hoc professional services sold separately. Other professional service revenue is recognized point in time upon the completion of the service.

Operating Expenses Presentation Changes

Beginning with the 2023 Form 10-K, we have retroactively split our “Selling, general and administrative” financial statement line item (“FSLI”), presented in the consolidated statements of operations under “Operating expenses” into two FSLIs, “Sales and marketing” and “General and administrative”, to provide clearer insight into these operationally and economically different operating expenses. This split did not change historical operating expenses previously reported.

Stock-Based Compensation

The Company measures and records compensation expense for all stock-based compensation to employees, including awards of employee stock options, restricted stock awards and restricted stock units (both time and performance vesting), in the financial statements as compensation cost over the applicable vesting periods using a straight-line expense recognition method, based on their fair value on the date of grant. The fair value of stock-based awards is determined by using the Black-Scholes option valuation model for option awards and closing price on the date of grant for restricted stock awards and restricted stock units. The Black-Scholes valuation model incorporates assumptions as to the fair value of stock price, volatility, the expected life of options or awards, a risk-free interest rate and dividend yield. In valuing stock options, significant judgment is required in determining the expected volatility of the Company’s common stock and the expected life that individuals will hold their stock options prior to exercising. Expected volatility is based on the historical and implied volatility of the Company’s common stock. The expected life of stock options is derived from the historical actual term of stock option grants and an estimate of future exercises during the remaining contractual period of the stock option. While volatility and estimated life are assumptions that do not bear the risk of change subsequent to the grant date of stock options, these assumptions may be difficult to measure, as they represent future expectations based on historical experience. Further, expected volatility and the expected life of stock options may change in the future, which could substantially change the grant-date fair value of future awards and, ultimately, the expense the Company records. The Company elects to account for forfeitures based on recognition in the reporting period incurred. Compensation expense for awards with performance conditions is reassessed each reporting period and recognized based upon the probability that the performance targets will be achieved.

The Company expenses stock-based compensation for stock options, restricted stock awards, restricted stock units and performance awards over the requisite service period. For awards with only a service condition, the Company expenses stock-based compensation using the straight-line method over the requisite service period for the entire award. For awards with both performance and service conditions, the Company expenses the stock-based compensation on a straight-line basis over the requisite service period for each separately vesting portion of the award, taking into account the probability that the Company will satisfy the performance condition.

Contingent Consideration

The Company determined the acquisition date fair value of contingent consideration associated with the MENU Acquisition using Monte-Carlo simulation valuation techniques, with significant inputs that are not observable in the market and thus represents a Level 3 fair value measurement as defined in ASC Topic 820, Fair Value Measurement. This valuation technique is also used to determine current fair value of any contingent consideration. The simulation uses probability distribution for each significant input to produce hundreds or thousands of possible outcomes and the results are analyzed to determine probabilities of different outcomes occurring. Significant increases or decreases to these inputs in isolation would result in a significantly higher or lower liability with a higher liability capped by the contractual maximum of the contingent post-closing revenue focused milestones obligation. Ultimately, the liability will be equivalent to the amount paid, and the difference between the fair value estimate and amount paid will be recorded in earnings. The amount paid that is less than or equal to the liability on the acquisition date is reflected as cash used in financing activities in the Company’s consolidated statements of cash flows. Any amount paid in excess of the liability on the acquisition date is reflected as cash used in operating activities.

The MENU Acquisition resulted in an initial liability for the contingent consideration recorded in the amount of $14.2 million during 2022. The liability for the contingent consideration was established at the time of the acquisition and is evaluated quarterly based on additional information as it becomes available; any change in the fair value adjustment is recorded in the earnings of that period. During 2022, the Company recorded a $4.4 million adjustment to decrease the fair value of the contingent consideration liability related to the MENU Acquisition to $9.8 million as of December 31, 2022.

During the second quarter of 2023, the MENU earn-out was amended to remove the EBITDA based threshold and reduce the future software as a service (“SaaS”) annual recurring revenue threshold. During 2023, the Company recorded a $9.2 million adjustment to decrease the fair value of the contingent consideration liability related to the MENU Acquisition to $0.6 million as of December 31, 2023.

Gain on Insurance Proceeds

During the years ended December 31, 2023 and 2021 the Company received $0.5 million and $4.4 million of insurance proceeds in connection with the settlement of a legacy claim. No insurance proceeds were received during the year ended December 31, 2022.

Other Expense, net

The Company’s foreign currency transaction gains and losses and rental income and losses are recorded in other expense, net in the accompanying statements of operations.

Income Taxes

The Company and its subsidiaries file a consolidated U.S. federal income tax return. State tax returns are filed on a combined or separate basis depending on the applicable laws in the jurisdictions where the tax returns are filed. The Company also files foreign tax returns on a separate company basis in the countries in which it operates. The provision for income taxes is based upon pretax loss with deferred income taxes provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. The Company records a valuation allowance when necessary to reduce deferred tax assets to their net realizable amounts. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Net Loss Per Share

Net loss per share is calculated in accordance with ASC Topic 260, Earnings per Share, which specifies the computation, presentation and disclosure requirements for earnings per shares (“EPS”). It requires the presentation of basic and diluted EPS. Basic EPS excludes all dilution and is based upon the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects the potential dilution that would occur if convertible securities or other contracts to issue common stock were exercised. At December 31, 2023, there were 920,403 anti-dilutive stock options outstanding compared to 1,029,417 as of December 31, 2022 and 1,305,881 as of December 31, 2021. At December 31, 2023 there were 839,455 anti-dilutive restricted stock units compared to 512,416 and 418,084 as of December 31, 2022 and December 31, 2021, respectively. Due to their anti-dilutive nature, the potential effects of the 2024 Notes, 2026 Notes, and the 2027 Notes conversion features (refer to “Note 10 – Debt” for additional information) and the unissued shares from the Company’s 2021 Employee Stock Purchase Plan (“ESPP”, refer to “Note 12 - Stock Based Compensation” for additional information) were excluded from the diluted net loss per share calculation as of December 31, 2023, December 31, 2022 and December 31, 2021. Shares resulting from the 2024 Notes conversion were 497,376 (refer to “Note 10 – Debt” for additional information). Potential shares resulting from 2026 Notes and 2027 Notes conversion features at respective maximum conversion rates of 30.8356 per share and 17.8571 per share are approximately 3,700,272 and 4,732,132, respectively.

The following is a reconciliation of the weighted average shares outstanding for the basic and diluted loss per share computations:

	December 31,
(in thousands, except per share data)	2023	2022	2021
Net loss from continuing operations	$(81,619)	$(80,072)	$(85,400)
Net income from discontinued operations	11,867	10,753	9,601
Net loss	$(69,752)	$(69,319)	$(75,799)

Basic:
Weighted average common shares	27,552	27,152	25,088
Loss from continuing operations per common share, basic	$(2.96)	$(2.95)	$(3.40)
Income from discontinued operations per common share, basic	0.43	0.40	0.38
Loss per common share, basic	$(2.53)	$(2.55)	$(3.02)

Diluted:
Weighted average common shares	27,552	27,152	25,088
Loss from continuing operations per common share, diluted	$(2.96)	$(2.95)	$(3.40)
Income from discontinued operations per common share, diluted	0.43	0.40	0.38
Loss per common share, diluted	$(2.53)	$(2.55)	$(3.02)

Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which is intended to enhance the transparency and decision usefulness of income tax disclosures. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact of this update for future filings.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about segment expenses. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact of this update for future filings.

With the exception of the standards discussed above, there were no other recent accounting pronouncements or changes in accounting pronouncements during the year ended December 31, 2023 that are of significance or potential significance to the Company.

Note 2 — Acquisitions
Q4 2023 Acquisition

During the three months ended December 31, 2023, Par Payment Services, LLC acquired the rights to ongoing payment facilitator referral commissions from a privately held restaurant technology company. The transaction was accounted for as an asset acquisition in accordance with ASC Topic 805, Business Combinations, resulting in an increase to the customer relationships component of intangible assets of $2.2 million. The Company determined that the preliminary fair values of ongoing referral commissions acquired relating to the transaction did not materially affect the Company’s financial condition. The preliminary fair value determinations were based on management’s best estimates and assumptions. Identified preliminary fair values are subject to measurement period adjustments within the permitted measurement period (up to one year from the acquisition date) as the Company finalizes their procedures. The Company considers the results of operations of the acquired rights to be immaterial and therefore has not presented combined pro forma financial information.

MENU Acquisition - 2022

During the third quarter of 2022, ParTech, Inc. (“ParTech”) acquired 100% of the stock of MENU Technologies AG, a restaurant technology company offering fully integrated omnichannel ordering solutions to restaurants worldwide, for purchase consideration of approximately $18.4 million paid in cash and $6.3 million paid in shares of Company common stock. 162,917 shares of common stock were issued as purchase consideration, determined using a fair value share price of $38.67. In addition, the sellers have the opportunity to earn additional cash and Company common stock consideration over an earn-out period ending July 31, 2024, primarily based on MENU’s future SaaS annual recurring revenues. The fair value of the earn-out was determined to be $14.2 million at the time of acquisition. As of December 31, 2023, the Company determined the fair value of the MENU earn-out to be $0.6 million (refer to “Note 16 - Fair Value of Financial Instruments” for a roll-forward of the earn-out).

The transaction was accounted for as a business combination in accordance with ASC Topic 805, Business Combinations. Accordingly, assets acquired and liabilities assumed have been accounted for at their preliminarily determined respective fair values as of July 25, 2022, the date of acquisition. The fair value determinations were based on management’s best estimates and assumptions, and with the assistance of independent valuation and tax consultants.

During the three months ended March 31, 2023, the fair values of assets and liabilities as of July 25, 2022, were finalized with no adjustments from the preliminary purchase price allocation.

The following table presents management’s final purchase price allocation:

(in thousands)	Purchase price allocation
Cash	$843
Accounts receivable	209
Property and equipment	204
Developed technology	10,700
Prepaid and other acquired assets	221
Goodwill	28,495
Total assets	40,672
Accounts payable and accrued expenses	1,300
Deferred revenue	443
Earn-out liability	14,200
Consideration paid	$24,729

The Company determined the acquisition date fair value of contingent consideration associated with the MENU earn-out using a Monte Carlo simulation of a discounted cash flow model, with significant inputs that are not observable in the market and thus represents a Level 3 fair value measurement as defined in ASC 820, Fair Value Measurement; refer to “Note 16 - Fair Value of Financial Instruments”.

The estimated fair value of acquired developed technology was determined utilizing the “multi-period excess earnings method”, which is predicated upon the calculation of the net present value of after-tax net cash flows respectively attributable to each asset. The acquired developed technology asset is being amortized on a straight-line basis over its estimated useful life of seven years.

Consideration paid in cash on the date of acquisition included $3.0 million deposited into an escrow account administered by a third party, to be held for up to 18-months following the date of acquisition, to fund potential post-closing adjustments and obligations. The balance in the escrow account was $3.0 million as of December 31, 2023 and 2022.

The Company incurred acquisition expenses related to its acquisition of MENU of approximately $1.1 million.

The Company has not presented combined pro forma financial information of the Company and MENU because the results of operations of the acquired business are considered immaterial.

Q1 2022 Acquisition

During the three months ended March 31, 2022, ParTech acquired substantially all the assets and liabilities of a privately held restaurant technology company. The transaction was accounted for as a business combination in accordance with ASC Topic 805, Business Combinations, resulting in an increase to goodwill of $1.2 million. The Company determined that the preliminary fair values of all other assets acquired and liabilities assumed relating to the transaction did not materially affect the Company’s financial condition; this determination included the preliminary valuations of identified intangible assets. The preliminary fair value determinations were based on management’s best estimates and assumptions, and through the use of independent valuation and tax consultants. Identified preliminary fair values are subject to measurement period adjustments within the permitted measurement period (up to one year from the acquisition date) as independent consultants finalize their procedures. The Company considers the results of operations of the acquired business to be immaterial and therefore has not presented combined pro forma financial information.

During the fourth quarter of 2022, the fair values of assets and liabilities as of the acquisition date were finalized to reflect final acquisition valuation analysis procedures, resulting in no adjustments from the preliminary fair value determinations.

Punchh Acquisition - 2021

On April 8, 2021 (the “Closing Date”), the Company, ParTech, Inc., and Sliver Merger Sub, Inc., a wholly owned subsidiary of ParTech, Inc. (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Punchh Inc. (“Punchh”), and Fortis Advisors LLC, solely in its capacity as the initial Shareholder Representative. Pursuant to the Merger Agreement, on April 8, 2021, Merger Sub merged with and into Punchh (the “Merger”), with Punchh surviving the Merger and becoming a wholly owned subsidiary of the Company. Punchh is a leader in SaaS-based customer loyalty and engagement solutions.

In connection with the Merger, the Company paid former Punchh equity holders approximately $507.7 million (including holders of vested options and warrants) consisting of approximately (i) $397.5 million in cash (the “Cash Consideration”), and (ii) 1,493,130 shares of the Company’s common stock for 100% of the equity interests in Punchh; Cash Consideration continues to be subject to adjustments for pending settlement of the indemnification escrow fund one year from the acquisition date. Consideration of common shares issued was determined using an average share price of $68.00, representing consideration paid of $101.5 million. An additional 112,204 shares of the Company’s common stock are reserved for options granted as replacement awards for fully vested unexercised option awards assumed in connection with the Merger. The fair value of fully vested option awards was determined using a Black-Scholes model to be $8.7 million as of the acquisition date. As a result, the total fair value of common shares issued and reserved of 1,594,202 (“Equity Consideration”) was determined to be $110.2 million. Further, the Company incurred acquisition related expenses of approximately $3.6 million.

In connection with, and to partially fund the Cash Consideration for, the Merger, on April 8, 2021, the Company, together with certain of its U.S. Subsidiaries, as guarantors, entered into a credit agreement with the lenders party thereto, and Owl Rock First Lien Master Fund, L.P., as administrative agent and collateral agent (the “Owl Rock Credit Agreement”), that provided for a term loan in an initial aggregate principal amount of $180.0 million (the “Owl Rock Term Loan”); and (ii) securities purchase agreements (the “Purchase Agreements”) with each of PAR Act III, LLC (“Act III”), and certain funds and accounts advised by T. Rowe Price Associates, Inc., acting as investment adviser (such funds and accounts being collectively referred to herein as “TRP”), to raise approximately $160.0 million through a private placement of the Company’s common stock. The Company also issued to Act III a warrant to purchase 500,000 shares of common stock with an exercise price of $76.50 and a five year exercise period (the “Warrant”). In connection with the Company’s September 2021 public offering of its common stock, as a result of anti-dilution provisions of the Warrant, an additional 3,975 shares of common stock are available for purchase under the Warrant, at an exercise price of $75.90 per share. Refer to “Note 11 – Common Stock” and “Note 17 - Subsequent Events” for additional information about the offering and Warrant.

Additionally, on the Closing Date approximately $6.0 million of the Cash Consideration was deposited into an indemnification escrow fund, to be held for up to 18 months following the Closing Date, to fund (i) potential payment obligations of Punchh equity holders with respect to post-closing adjustments to the Cash and Equity Consideration and (ii) potential post-closing indemnification obligations of Punchh equity holders, in each case in accordance with the terms of the Merger Agreement. During the year ended December 31, 2021, $3.8 million was distributed from the escrow accounts, of which, $3.5 million was received by the Company from the settlement of post-closing obligations of the Punchh equity holders resulting in a reduction of the Cash Consideration paid for the acquisition, and $0.3 million was released to former Punchh shareholders. As of December 31, 2021, the Company recorded remaining indemnification assets and liabilities of approximately $2.2 million to other assets and other long-term liabilities, respectively, to account for amounts deposited into the third-party escrow fund that will be settled one year from the acquisition date.

Allocation of Acquisition Consideration

The Punchh Acquisition was accounted for as a business combination in accordance with ASC Topic 805, Business Combinations. Accordingly, assets acquired and liabilities assumed in the Punchh Acquisition were accounted for at their preliminarily determined respective fair values as of April 8, 2021. The preliminary fair value determinations were based on management’s best estimates and assumptions, and through the use of independent valuation and tax consultants. Identified preliminary fair values were subject to measurement period adjustments within the permitted measurement period (up to one year from the acquisition date) as management finalized its procedures and net working capital adjustments were settled. The measurement period for the Punchh Acquisition remained open as of December 31, 2021 pending settlement of the third-party escrow fund one year from the acquisition date; management has otherwise completed its valuation procedures and settled net working capital adjustments.

During the year ended December 31, 2021, the preliminary fair values of assets and liabilities as of April 8, 2021 were adjusted to reflect the ongoing acquisition valuation analysis procedures and agreed upon net working capital adjustments. These adjustments included a $3.5 million reduction of Cash Consideration paid due to the release from escrow accounts. Additionally, the fair value of Equity Consideration increased $1.6 million as a result of the finalization of the number of fully vested options granted as replacement awards for fully vested unexercised awards assumed in connection with the Merger. Further, the fair value of developed technology was reduced by $3.6 million to reflect changes in the underlying fair value assumptions. The related change to amortization expense was not material to the results for the year. The reduction to developed technology, along with identified increases to Punchh acquisition related tax deductible temporary differences, resulted in a $3.1 million reduction to the preliminary net deferred tax liability recorded in purchase accounting. These adjustments resulted in a combined reduction to goodwill of $1.5 million during the year ended December 31, 2021.

During the first quarter of 2022, the fair values of assets and liabilities as of April 8, 2021 were finalized to reflect final acquisition valuation analysis procedures. These adjustments included a $0.8 million reduction of deferred revenue and $0.3 million of other adjustments, resulting in a reduction to goodwill of $1.1 million. Indemnification assets and liabilities were reduced by $0.1 million, with $2.1 million remaining in escrow.

The following table presents management’s final purchase price allocation for the Punchh Acquisition:

(in thousands)	Purchase price allocation
Cash	$22,714
Accounts receivable	10,214
Property and equipment	592
Lease right-of-use assets	2,473
Developed technology	84,600
Customer relationships	7,500
Trade name	5,800
Indemnification assets	2,109
Prepaid and other acquired assets	2,764
Goodwill	415,055
Total assets	$553,821
Accounts payable and accrued expenses	15,617
Deferred revenue	10,298
Loan payables	3,508
Lease liabilities	2,787
Indemnification liabilities	2,109
Deferred taxes	11,794
Consideration paid	$507,708

Intangible Assets

The Company identified three acquired intangible assets in the Punchh Acquisition: developed technology; customer relationships; and, the Punchh trade name. The fair value of developed technology and customer relationship intangible assets were determined utilizing the “multi-period excess earnings method”, which is predicated upon the calculation of the net present value of after-tax net cash flows respectively attributable to each asset. The Company applied a seven-year economic life and discount rate of 11.0% in determining the Punchh developed technology intangible fair value. The Company applied a 5.0% estimated annual attrition rate and discount rate of 11.0% in determining the Punchh customer relationships intangible fair value. The fair value of the Punchh trade name intangible was determined utilizing the “relief from royalty” approach, which is a form of the income approach that attributes savings incurred from not having to pay a royalty for the use of an asset. The Company applied a fair and reasonable royalty rate of 1.0% and discount rate of 11.0% in determining the Punchh trade name intangible fair value. The estimated useful life of these identifiable intangible assets was preliminarily determined to be indefinite for the Punchh trade name and seven years for both the developed technology and customer relationships intangible assets.

Goodwill

Goodwill represents the excess of consideration transferred for the fair value of net identifiable assets acquired and is tested for impairment at least annually. It is not deductible for income tax purposes.

Deferred Revenue

Deferred revenue acquired in the Punchh Acquisition was fair valued to determined allocation of consideration transferred to assume the liability. The preliminary fair value was determined utilizing the “bottom-up” approach, which is a form of the income approach that measures liability as the direct, incremental costs to fulfill the legal obligation, plus a reasonable profit margin for the services being delivered.

Loans Payable

Loan liabilities assumed in the Punchh Acquisition were primarily comprised of Punchh’s $3.3 million CARES Act Paycheck Protection Program loan. The Company extinguished all assumed loan payables, including the assumed CARES Act loan, through repayment of the loans on the Closing Date.

Right-of-Use Lease Assets and Lease Liabilities

The Company assumed real property leases in the Punchh Acquisition related to office space in California, Texas and India and have accounted for these leases as Operating Leases in accordance with ASC Topic 842, Leases. The assumed leases have lease terms that run through 2021 to 2026. Valuation specialists were utilized by the Company to appraise the assumed leases against competitive market rates to determine the fair value of the lease liabilities assumed, which identified a $0.3 million unfavorable lease liability that the Company recognized as part of the lease right-of-use asset. The income approach was applied to value the identified unfavorable lease liability.

Deferred Taxes

The Company determined the deferred tax position to be recorded at the time of the Punchh Acquisition in accordance with ASC Topic 740, Income Taxes, resulting in recognition of deferred tax liabilities for future reversing of taxable temporary differences primarily for intangible assets and deferred tax assets primarily relating to net operating losses as of the Closing Date. A valuation allowance was also recorded against certain recognized deferred tax assets based on an evaluation of the realizability of the identified assets. These recognized deferred tax assets, liabilities and valuation allowance resulted in a preliminary net deferred tax liability of $11.8 million relating to the Punchh Acquisition.

The net deferred tax liability relating to the Punchh Acquisition was determined by the Company to provide future taxable temporary differences that allow for the Company to utilize certain previously fully reserved deferred tax assets. Accordingly, the Company recognized a reduction to its valuation allowance in the year ended December 31, 2021, resulting in a net tax benefit of $10.4 million for the period.

Pro Forma Financial Information - unaudited

For the year ended December 31, 2021, the Punchh Acquisition resulted in additional revenues of $27.7 million.

The following table summarizes the Company’s unaudited pro forma results of operations:

(in thousands)	Year Ended December 31, 2021
Total revenue	$219,071
Net loss	(88,680)

The unaudited pro forma results presented above are for illustrative purposes only and do not reflect the realization of actual cost savings or any related integration costs. The unaudited pro forma results do not purport to be indicative of the results that would have been obtained, or to be a projection of results that may be obtained in the future.

Note 3 — Revenue Recognition
Deferred Revenue

Deferred revenue is recorded when cash payments are received or due in advance of revenue recognition from software licenses, professional services, and maintenance agreements. The timing of revenue recognition may differ from when customers are invoiced.

Deferred revenue is as follows:

(in thousands)	December 31, 2023	December 31, 2022
Current	$7,250	$8,459
Non-current	4,204	5,125
Total	$11,454	$13,584

Most performance obligations greater than one year relate to service and support contracts, that the Company expects to fulfill within 36 months. The Company expects to fulfill 100% of service and support contracts within 60 months.

The changes in deferred revenue, inclusive of both current and long-term, are as follows:

(in thousands)	2023	2022
Beginning balance - January 1	$13,584	$20,046
Acquired deferred revenue (refer to “Note 2 - Acquisitions”)	—	443
Recognition of deferred revenue	(23,770)	(37,690)
Deferral of revenue	21,640	30,785
Ending balance - December 31	$11,454	$13,584

The above table excludes customer deposits of $2.1 million and $2.1 million as of December 31, 2023 and 2022, respectively. During the years ended December 31, 2023 and 2022, the Company recognized revenue included in contract liabilities at the beginning of each respective period of $8.5 million and $13.8 million.

Disaggregated Revenue

The Company disaggregates revenue from contracts with customers by major product line because the Company believes it best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

          Disaggregated revenue is as follows:

	Year Ended December 31, 2023
(in thousands)	Point in time	Over time
Hardware	$103,391	$—
Subscription service	—	122,597
Professional service	21,565	29,161
Total	$124,956	$151,758

	Year Ended December 31, 2022
(in thousands)	Point in time	Over time
Hardware	$114,410	$—
Subscription service	—	97,499
Professional service	20,937	29,501
Total	$135,347	$127,000

	Year Ended December 31, 2021
(in thousands)	Point in time	Over time
Hardware	$105,014	$—
Subscription service	—	62,649
Professional service	18,166	24,522
Total	$123,180	$87,171

Note 4 — Discontinued Operations
On June 7, 2024 (the “PGSC Closing Date”), the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Booz Allen Hamilton Inc. (“Booz Allen Hamilton”) for the sale of PAR Government Systems Corporation (“PGSC”), a wholly owned subsidiary of the Company. Pursuant to the Purchase Agreement, on the PGSC Closing Date, Booz Allen Hamilton acquired 100% of the issued and outstanding shares of common stock of PGSC for a cash purchase price of $95.0 million, before customary post-closing adjustments based on PGSC’s indebtedness, working capital, cash, and transaction expenses at closing. At closing we entered into a transition services agreement with Booz Allen Hamilton pursuant to which the Company and Booz Allen Hamilton provide certain transitional services to each other as contemplated by and subject to the Purchase Agreement. The service period for the transitional services generally ends during the third quarter of 2025.

On July 1, 2024, the Company sold 100% of the issued and outstanding equity interests of Rome Research Corporation (“RRC”), a wholly-owned subsidiary of the Company, to NexTech Solutions Holdings, LLC (“NexTech”) for a cash purchase price of $7.0 million, before customary post-closing adjustments based on RRC’s indebtedness, working capital, cash, and transaction expenses at closing. At closing we entered into a transition services agreement with NexTech pursuant to which the Company and NexTech provide certain transitional services to each other as contemplated by and subject to the transition services agreement. The service period for the transitional services generally ends during the third quarter of 2025.

The sale of PGSC and RRC comprise the sale of 100% of the Company’s Government segment. The Company determined that the Government segment met the definition of a discontinued operation in the quarter ended June 30, 2024, and as such, the Company has recast its financial statements to present the Government segment as discontinued operations.

The following table presents the major classes of assets and liabilities of discontinued operations for PGSC and RRC as of December 31, 2023 and 2022:

(in thousands)	December 31, 2023	December 31, 2022
Accounts receivable – net	$20,703	$17,320
Other current assets	987	1,812
Total current assets	21,690	19,132
Goodwill	736	736
Other noncurrent assets	2,049	1,574
Total noncurrent assets	2,785	2,310
Total assets of discontinued operations	$24,475	$21,442

Accounts payable	4,209	2,311
Accrued salaries and benefits	5,013	4,580
Accrued expenses	6,910	4,284
Other current liabilities	246	—
Total current liabilities	16,378	11,175
Noncurrent liabilities	1,710	1,777
Total liabilities of discontinued operations	$18,088	$12,952

The following table presents the major categories of income from discontinued operations:

	Year Ended December 31,
(in thousands)	2023	2022	2021
Contract revenue	$139,109	$93,448	$72,525
Contract cost of sales	(126,745)	(82,372)	(62,570)
Operating income from discontinued operations	12,364	11,076	9,955
General and administrative expense	(353)	(49)	(36)
Other expense, net	(4)	(156)	(233)
Income from discontinued operations before provision for income taxes	12,007	10,871	9,686
Provision for income taxes	(140)	(118)	(85)
Net income from discontinued operations	$11,867	$10,753	$9,601

In accordance with ASC Topic 205, Presentation of Financial Statements, the Company adjusted contract cost of sales to exclude corporate overhead allocated to discontinued operations for all periods presented.

The following table presents selected non-cash operating and investing activities related to cash flows from discontinued operations:

	Year Ended December 31,
(in thousands)	2023	2022	2021
Depreciation and amortization	$467	$452	$380
Capital expenditures	499	226	711
Stock-based compensation	136	165	340

Note 5 — Leases
A significant portion of the Company’s operating lease portfolio includes office space, research and development facilities, IT equipment, and automobiles. The Company’s leases have remaining lease terms of one to nine years. Substantially all lease expense is presented within general and administrative expense in the consolidated statements of operations and is as follows:

	Year Ended December 31,
(in thousands)	2023	2022	2021
Total lease expense	$1,698	$2,133	$2,113

Supplemental cash flow information related to leases is as follows:
	December 31,
(in thousands)	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from leases	$1,521	$2,010
Right-of-use assets obtained in exchange for new operating lease liabilities	$775	$1,580

Supplemental balance sheet information related to leases is as follows:
	December 31,
	2023	2022
Weighted-average remaining lease term	3.3 years	4.3 years
Weighted-average discount rate	4.0%	4.0%

The following table summarizes future lease payments for operating leases at December 31, 2023:

(in thousands)	Operating leases
2024	$1,279
2025	969
2026	461
2027	180
2028	191
Thereafter	533
Total lease payments	3,613
Less: portion representing imputed interest	(348)
Total	$3,265

Note 6 — Accounts Receivable, Net
At December 31, 2023 and 2022, the Company had current expected credit loss of $1.9 million and $2.1 million, respectively, against accounts receivable. The following table presents changes in the current expected credit loss during the years ended December 31:

(in thousands)	2023	2022
Beginning balance - January 1	$2,134	$1,306
Provisions	579	1,204
Write-offs	(764)	(376)
Ending balance - December 31	$1,949	$2,134

Receivables recorded as of December 31, 2023 and 2022 all represent unconditional rights to payments from customers.

Note 7 — Inventories, Net
Inventories are used in the manufacture and service of Restaurant/Retail hardware products. The components of inventory, net consist of the following:

	December 31,
(in thousands)	2023	2022
Finished goods	$13,530	$21,936
Work in process	216	383
Component parts	9,147	13,749
Service parts	667	1,464
Inventories, net	$23,560	$37,532

At December 31, 2023 and 2022, the Company had excess and obsolescence reserves of $9.0 million and $10.9 million, respectively, against inventories.

Note 8 — Property, Plant and Equipment, Net
The components of property, plant and equipment, net, are:

	December 31,
(in thousands)	2023	2022
Land	$199	$199
Building and improvements	8,105	8,168
Rental property	2,749	2,749
Software	17,175	12,393
Furniture and equipment	13,994	13,117
Construction in process	228	181
	42,450	36,807
Less accumulated depreciation	(26,926)	(24,047)
	$15,524	$12,760

The estimated useful lives of buildings and improvements and rental property are 15 to 40 years. The estimated useful lives of furniture and equipment range from three to eight years. The estimated useful life on software is three to five years. Depreciation expense was $2.8 million, $3.2 million, and $2.3 million, for the years ended December 31, 2023, 2022, and 2021, respectively.

Note 9 — Identifiable Intangible Assets and Goodwill
Included in identifiable intangible assets are approximately $2.9 million and $2.1 million of costs related to software products that have not satisfied the general release threshold as of December 31, 2023 and December 31, 2022, respectively. These software products will be ready for their intended use within the next 12 months. Software costs placed into service during the years ended December 31, 2023 and 2022 were $4.6 million and $6.5 million, respectively. Annual amortization charged to cost of sales is computed using the straight-line method over the remaining estimated economic life of the product, generally three years.

The components of identifiable intangible assets are:

	December 31,
(in thousands)	2023	2022	Estimated Useful Life	Weighted- Average Amortization Period
Acquired developed technology	$119,800	$119,800	3 - 7 years	4.40 years
Internally developed software costs	34,735	30,515	3 years	2.13 years
Customer relationships	14,510	12,360	7 years	4.60 years
Trade names	1,410	1,410	2 - 5 years	1.00 year
Non-competition agreements	30	30	1 year	1.00 year
	170,485	164,115
Impact of currency translation on intangible assets	1,399	304
Less: accumulated amortization	(87,001)	(62,508)
	$84,883	$101,911
Internally developed software costs not meeting general release threshold	2,886	2,105
Trademarks, trade names (non-amortizable)	6,200	6,200	Indefinite
	$93,969	$110,216

The expected future amortization of intangible assets, assuming straight-line amortization of capitalized software development costs and acquisition related intangibles, excluding software costs not meeting the general release threshold, is as follows (in thousands):

2024	$22,790
2025	20,869
2026	18,857
2027	15,193
2028	7,174
Thereafter	—
Total	$84,883

To value indefinite lived intangible assets, the Company utilizes the relief from royalty method to estimate the fair values of trade names. There was zero impairment to indefinite lived intangible assets in the years ended December 31, 2023, 2022 and 2021, respectively.

Amortization expense for identifiable intangible assets was allocated as follows:

(in thousands)	2023	2022	2021
Amortization of acquired developed technology	$16,281	$15,307	$11,978
Amortization of internally developed software	6,167	6,349	5,266
Amortization of identifiable intangible assets recorded in cost of sales	$22,448	$21,656	$17,244
Amortization expense recorded in operating expense	1,858	1,863	1,825
Impact of currency translation on intangible assets	(909)	(304)	—

The following table presents the goodwill activities for the periods presented:

(in thousands)
Beginning balance - December 31, 2021	$456,570
Q1 2022 Acquisition	1,212
MENU Acquisition	28,495
Punchh Acquisition ASC 805 measurement period adjustment	(1,085)
Foreign currency translation	834
Balance - December 31, 2022	486,026
Foreign currency translation	2,892
Ending balance - December 31, 2023	$488,918

Refer to “Note 2 - Acquisitions” for additional information on goodwill recognized in acquisitions

Note 10 — Debt
The following table summarizes information about the net carrying amounts of long-term debt as of December 31, 2023:

(in thousands)	2026 Notes	2027 Notes	Total
Principal amount of notes outstanding	$120,000	$265,000	$385,000
Unamortized debt issuance cost	(1,811)	(5,542)	(7,353)
Total notes payable	$118,189	$259,458	$377,647

The following table summarizes information about the net carrying amounts of long-term debt as of December 31, 2022:

(in thousands)	2024 Notes	2026 Notes	2027 Notes	Total
Principal amount of notes outstanding	$13,750	$120,000	$265,000	$398,750
Unamortized debt issuance cost	(257)	(2,511)	(6,790)	(9,558)
Total notes payable	$13,493	$117,489	$258,210	$389,192

Refer to “Recently Adopted Accounting Pronouncements” within “Note 1 - Summary of Significant Accounting Polices” for additional information relating to impact to discount resulting from the Company’s adoption of ASU 2020-06.

Convertible Senior Notes

On April 15, 2019, the Company sold $80.0 million in aggregate principal amount of 4.500% Convertible Senior Notes due 2024. The 2024 Notes were issued pursuant to an indenture, dated April 15, 2019, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “2024 Indenture”). The 2024 Notes paid interest at a rate equal to 4.500% per year, payable semiannually in arrears on April 15 and October 15 of each year, beginning October 15, 2019. Interest accrued on the 2024 Notes from the last date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from April 15, 2019. Unless earlier converted, redeemed or repurchased, the 2024 Notes were to mature on April 15, 2024.

On February 10, 2020, the Company sold $120.0 million in aggregate principal amount of 2.875% Convertible Senior Notes due 2026. The 2026 Notes were issued pursuant to an indenture, dated February 10, 2020, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “2026 Indenture”). The 2026 Notes pay interest at a rate equal to 2.875% per year, payable semiannually in arrears on April 15 and October 15 of each year, beginning October 15, 2020. Interest accrues on the 2026 Notes from the last date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from February 10, 2020. Unless earlier converted, redeemed or repurchased, the 2026 Notes mature on April 15, 2026.

The Company used approximately $66.3 million (excluding cash payments relating to accrued interest and fractional shares) from its sale of the 2026 Notes and issued 772,423 shares of common stock at $32.43 per share out of treasury stock with an average cost basis of $3.37 per share to repurchase approximately $66.3 million in aggregate principal amount of the 2024 Notes through individually negotiated transactions. Of the total price paid for the 2024 Notes, $59.0 million was allocated to the 2024 Notes settlement, $30.8 million was allocated to equity, and $1.0 million was used to pay off accrued interest on the 2024 Notes. The consideration transferred was allocated to the liability and equity components of the 2024 Notes using the equivalent rate that reflected the borrowing rate for a similar non-convertible debt instrument immediately prior to settlement. The transaction resulted in a loss on settlement of convertible notes of $8.1 million, which is recorded as a loss on extinguishment of debt in the Company’s consolidated statements of operations. The loss represents the difference between (i) the fair value of the liability component and (ii) the sum of the carrying value of the debt component and any unamortized debt issuance costs at the time of settlement.

On September 17, 2021, the Company sold $265.0 million in aggregate principal amount of 1.500% Convertible Senior Notes due 2027. The 2027 Notes were issued pursuant to an indenture, dated September 17, 2021, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “2027 Indenture” and, together with the 2024 Indenture and the 2026 Indenture, the “Indentures”). The 2027 Notes bear interest at a rate of 1.500% per year, which is payable semiannually in arrears on April 15 and October 15 of each year, beginning April 15, 2022. Interest accrues on the 2027 Notes from the last date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from September 17, 2021. Unless earlier converted, redeemed or repurchased, the 2027 Notes mature on October 15, 2027. The Company used net proceeds from the offering, in conjunction with net proceeds from the September 2021 common stock offering (Refer to “Note 11 – Common Stock”), to repay in full the Owl Rock Term Loan, which had a principal amount of $180.0 million outstanding as of September 17, 2021. The Company used the remaining net proceeds from the offering for general corporate purposes, including continued investment in the growth of the Company’s businesses and for other working capital needs. The Company also used a portion of the net proceeds to acquire or invest in other assets complementary to the Company’s businesses or for repurchases of the Company’s other indebtedness.

Pursuant to a privately negotiated agreement dated October 6, 2023, the Company acquired $13.75 million aggregate principal amount of its outstanding 2024 Notes. This acquisition was made in exchange for 497,376 shares of common stock of the Company (the “Exchange Transaction”). In connection with the closing of the Exchange Transaction, all of the Company’s outstanding 2024 Notes issued under the 2024 Indenture were canceled and the 2024 Indenture was discharged on October 15, 2023. The Exchange Transaction resulted in an inducement loss on settlement of convertible notes of $0.6 million, which is recorded as a loss on extinguishment of debt in the Company’s consolidated statements of operations. The loss represents the difference between the fair value of the original conversion terms and the fair value of the induced conversion terms at the time of settlement.

The Senior Notes are senior, unsecured obligations of the Company. The Senior Notes are convertible, in whole or in part, at the option of the holder, upon the occurrence of specified events or certain fundamental changes set forth in the Indentures prior to the close of business on the business day immediately preceding October 15, 2025, and April 15, 2027, respectively; and, thereafter, at any time until the close of business on the second business day immediately preceding maturity. The 2026 Notes are convertible into Company common stock at an initial conversion rate of 23.2722 shares per $1,000 principal amount, and the 2027 Notes are convertible into Company common stock at an initial conversion rate of 12.9870 shares per $1,000 principal amount. Upon conversion, the Company may elect to settle by paying or delivering either solely cash, shares of Company common stock or a combination of cash and shares of Company common stock. The 2026 Indenture and 2027 Indenture contain covenants that, among other things, restrict the Company’s ability to merge, consolidate or sell, or otherwise dispose of, substantially all of its assets and customary Events of Default (as defined in the Indentures).

Prior to the Company’s adoption of ASU 2020-06 on January 1, 2022, the carrying amount of the liability component of the 2024 Notes and Senior Notes was calculated by estimating the fair value of similar notes that did not have associated convertible features. The carrying amount of the equity component, representing the conversion option, was determined by deducting the fair value of the liability component from the fair value amount of the 2024 Notes and Senior Notes. The valuation model used in determining the fair value of the liability component for the 2024 Notes and Senior Notes includes inputs, such as the implied debt yield within the nonconvertible borrowing rate. The implied estimated effective rate of the liability component of the 2024 Notes, 2026 Notes, and 2027 Notes was 10.2%, 7.3%, and 6.5% respectively.

Prior to the Company’s adoption of ASU 2020-06 on January 1, 2022, in accordance with ASC Topic 470-20, Debt with Conversion and Other Options — Beneficial Conversion Features, the initial measurement of the 2024 Notes at fair value resulted in a liability of $62.4 million and as such, the calculated discount resulted in an implied value of the convertible feature recognized in additional paid in capital of $17.6 million; the initial measurement of the 2026 Notes at fair value resulted in a liability of $93.8 million and as such, the calculated discount resulted in an implied value of the convertible feature recognized in additional paid in capital of $26.2 million; and the initial measurement of the 2027 Notes at fair value resulted in a liability of $199.2 million and as such, the calculated discount resulted in an implied value of the convertible feature recognized in additional paid in capital of $65.8 million. Issuance costs for the 2024 Notes and Senior Notes amounted to $4.9 million, $4.2 million, and $8.3 million for the 2024 Notes, 2026 Notes, and 2027 Notes, respectively. These costs were allocated to debt and equity components on a ratable basis. For the 2024 Notes this amounted to $3.8 million and $1.1 million to the debt and equity components, respectively. For the 2026 Notes this amounted to $3.3 million and $0.9 million to the debt and equity components, respectively. For the 2027 Notes this amounted to $6.2 million and $2.1 million to the debt and equity components, respectively.

Prior to the Company’s adoption of ASU 2020-06 on January 1, 2022, the Company recorded an income tax liability of $15.6 million during 2021 associated with the portion of the 2027 Notes that was classified within shareholders’ equity. GAAP requires the offset of the deferred tax liability to be classified within shareholders’ equity, consistent with the equity portion of the 2027 Notes. The creation of the deferred tax liability produced evidence of recoverability of the Company’s net deferred tax assets, which resulted in the release of a valuation allowance, totaling $14.9 million, that was also classified within shareholders’ equity pursuant to the adoption of ASU 2019-12.

Prior to the Company’s adoption of ASU 2020-06 on January 1, 2022, in connection with the sale of the 2026 Notes, the Company recorded an income tax benefit of $4.4 million during 2020 as a result of the creation of a deferred tax liability associated with the portion of the 2026 Notes that was classified within shareholders’ equity. The creation of the deferred tax liability produced evidence of recoverability of the Company’s net deferred tax assets which resulted in the release of a valuation allowance, totaling $4.4 million, reflected as an income tax benefit in 2020.

Credit Facility

In connection with, and to partially fund the Cash Consideration for the Punchh Acquisition, on April 8, 2021, the Company entered into the Owl Rock Credit Agreement. The Owl Rock Credit Agreement provided for a term loan in the initial aggregate principal amount of $180.0 million, the “Owl Rock Term Loan”. Issuance costs, which included a 2% Original Issue Discount, amounted to $9.3 million with net proceeds amounting to $170.7 million.

The Company used net proceeds from its offering of the 2027 Notes and its concurrent common stock offering (refer to “Note 11 – Common Stock”) to repay in full the Owl Rock Term Loan, including $1.8 million accrued interest and $3.6 million prepayment premium, on September 17, 2021. Following its repayment, the Owl Rock Credit Agreement was terminated. The transaction resulted in a loss on settlement of notes of $11.9 million, which is recorded as a loss on extinguishment of debt in the Company’s consolidated statements of operations. The loss represents the difference between (i) reacquisition price, including prepayment premium, and (ii) the sum of the carrying value of the debt component and any unamortized debt issuance costs at the time of settlement.

The following table summarizes interest expense recognized on the 2024 Notes and Senior Notes:

	Year Ended December 31,
(in thousands)	2023	2022	2021
Contractual interest expense	$7,627	$8,036	$9,420
Accretion of debt in interest expense	2,205	1,997	8,726
Total interest expense	$9,832	$10,033	$18,146

The cash paid for interest was $8.0 million for the year ended December 31, 2023.

The following table summarizes the future principal payments for the Senior Notes as of December 31, 2023 (in thousands):

2024	$—
2025	—
2026	120,000
2027	265,000
2028	—
Thereafter	—
Total	$385,000

Note 11 — Common Stock
The Company issued 497,376 shares of its common stock as part of the Exchange Transaction related to the conversion of the 2024 Notes. Refer to “Note 10 - Debt” for additional information about the Exchange Transaction.

The Company issued 162,917 shares of its common stock as part of the purchase consideration paid to former MENU equity holders in connection with the MENU Acquisition. Refer to “Note 2 - Acquisitions” for additional information about the MENU Acquisition.

On September 17, 2021, the Company completed a public offering of its common stock in which the Company issued and sold 982,143 shares of common stock at a price of $56.00 per share. The Company received net proceeds of $52.5 million, after deducting underwriting discounts, commissions and other offering expenses.

In connection with, and to partially fund the Cash Consideration of the Punchh Acquisition, on April 8, 2021, the Company entered into Purchase Agreements with Act III and TRP to raise approximately $160.0 million through a private placement of the Company’s common stock. Pursuant to the Purchase Agreements, the Company issued and sold (i) 73,530 shares of its common stock to Act III for a gross purchase price of approximately $5.0 million ($68.00 per share), and (ii) 2,279,412 shares of common stock to TRP for a gross purchase price of approximately $155.0 million ($68.00 per share) for an aggregate of 2,352,942 shares. The Company incurred $4.3 million of issuance costs in connection with the sale of its common stock. The Company also issued to Act III a fully-vested Warrant to purchase 500,000 shares of common stock with an exercise price of $76.50 per share and a five year exercise period. In connection with the Company’s September 2021 public offering of its common stock, as a result of anti-dilution provisions within the Warrant, an additional 3,975 shares of the Company’s common stock are available for purchase under the Warrant, at an exercise price of $75.90 per share. The Warrant is accounted for as an equity instrument pursuant to ASC Topic 815, Derivatives and Hedging, due to the Warrant contractually permitting only settlement in non-redeemable common shares upon exercise. Refer to “Note 10 – Debt” and “Note 17 - Subsequent Events” for additional information about the Warrant.

Issuance date fair value of the Warrant was determined to be $14.3 million based on using the Black-Scholes model with the following assumptions:

Expected term	5.0 years
Risk free interest rate	0.85%
Expected volatility	53.78%
Expected dividend yield	None
Fair value (per warrant)	$28.65

The Company also issued 1,493,130 of its common stock as part of the Equity Consideration of the Punchh Acquisition. Refer to “Note 2 – Acquisition” for additional information about the Punchh Acquisition.

Note 12 — Stock-Based Compensation
The Company recorded stock-based compensation expense of $14.3 million, $13.3 million, and $14.3 million in the consolidated statements of operations for the years ended December 31, 2023, 2022, and 2021, respectively.

As a result of forfeitures of non-vested stock awards prior to the completion of the requisite service period or failure to meet requisite performance targets, the Company recorded a reduction of stock-based compensation expense for the years ended December 31, 2023, 2022, and 2021 of $0.6 million, $1.0 million, and $0.4 million respectively.

The Company has 2.7 million shares of common stock reserved for stock-based awards under its Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan provides for the grant of several different forms of stock-based awards including:

•
Stock options granted under the 2015 Plan, enable the recipient to purchase shares of the Company’s common stock which may be incentive stock options or non-qualified stock options. Generally, stock options are nontransferable other than upon death. Stock options generally vest over a one to four year period and expire ten years after the date of the grant. The Compensation Committee has authority to administer the 2015 Plan and determine the material terms of options and other awards under the 2015 Plan.

•
Restricted Stock Awards (“RSA”) and Restricted Stock Units (“RSU”) can have service-based and/or performance-based vesting. Grants of RSAs and RSUs with service-based vesting are subject to vesting periods ranging from one to three years. Grants of RSAs and RSUs with performance-based vesting are subject to a vesting period of one to four years and performance targets as defined by the Compensation Committee. The Company assesses the likelihood of achievement throughout the performance period and recognizes compensation expense associated with its performance awards based on this assessment in accordance with ASC Topic 718, Stock Compensation. Other terms and conditions applicable to any RSA or RSU award will be determined by the Compensation Committee and set forth in the agreement relating to that award.

Stock Options

The below tables present information with respect to stock options:
(in thousands, except for exercise price)	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding at January 1, 2023	1,029	$12.82
Options exercised	(97)	10.73
Options canceled/forfeited	(12)	13.40
Outstanding at December 31, 2023	920	$13.04	$28,053
Vested and expected to vest at December 31, 2023	920	$13.04	$28,046
Total shares exercisable at December 31, 2023	898	$13.12	$27,299
Shares remaining available for future grant	—

(in thousands, except for grant date fair value)	2023	2022	2021
Option expense recorded, in thousands, for the year ended December 31,	$2,813	$5,640	$9,497
Weighted average grant date fair value	$—	$—	$60.48
Total intrinsic value of stock options exercised, in thousands, for the year ended December 31,	$2,700	$3,663	$5,927
Cash received for options exercised	$1,069	$1,286	$1,156

The fair value of options at the date of the grant was estimated using the Black-Scholes model with the following assumptions for the period ending December 31, 2021:

2021
Expected option life	3.1 years
Weighted average risk-free interest rate	0.4%
Weighted average expected volatility	56.5%
Expected dividend yield	None

For the years ended December 31, 2023, 2022, and 2021 the expected option life was based on the Company’s historical experience with similar type options. Expected volatility is based on historic volatility levels of the Company’s common stock over the preceding period of time consistent with the expected life. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life. Stock options outstanding at December 31, 2023 are summarized as follows:

Range of exercise prices	Number outstanding (in thousands)	Weighted average remaining life
$0.73 - $35.26	920	5.95 years

Restricted Stock Units

Current year activity with respect to the Company’s non-vested RSUs is as follows:

(in thousands, except weighted average fair value)	Shares	Weighted Average grant- date fair value
Balance at January 1, 2023	512	$35.96
Granted	625	35.74
Vested	(210)	34.10
Canceled/forfeited	(88)	38.17
Balance at December 31, 2023	839	$35.83

The below table presents information with respect to RSUs:

(in thousands)	2023	2022	2021
Service-based RSU	$9,189	$6,615	$3,172
Performance-based RSU	2,257	845	774
Total stock-based compensation expense related to RSUs	$11,446	$7,460	$3,946

The Company determined the achievement of performance based awards to be probable in 2023, 2022, and 2021.

At December 31, 2023, the aggregate unrecognized compensation cost of equity awards was $21.1 million, which is expected to be recognized as compensation expense in fiscal years 2024 to 2026.

Employee Stock Purchase Plan

In June 2021, the Company’s shareholders approved the 2021 Employee Stock Purchase Plan (“ESPP”), through which eligible employees may purchase shares of the Company’s common stock at a discount through accumulated payroll deductions. The ESPP became effective on November 1, 2021. Participation in the ESPP by eligible employees of the Company and participating subsidiaries began on December 1, 2023. A total of 330,000 shares of Company common stock are available for purchase under the ESPP, subject to adjustment as provided for in the ESPP. As of December 31, 2023, no shares of common stock were purchased.

Note 13 — Income Taxes

The provision for (benefit from) income taxes consists of:

	Year Ended December 31,
(in thousands)	2023	2022	2021
Current income tax:
Federal	$—	$—	$—
State	502	666	323
Foreign	1,149	840	585
	1,651	1,506	908
Deferred income tax:
Federal	59	(221)	(9,001)
State	138	(151)	(1,416)
	197	(372)	(10,417)
Provision for (benefit from) income taxes	$1,848	$1,134	$(9,509)

The components of net loss before income taxes consisted of the following:

(in thousands)	2023	2022	2021
United States	$(65,972)	$(73,939)	$(95,077)
International	(13,799)	(4,999)	168
Total net loss before income taxes	$(79,771)	$(78,938)	$(94,909)

Deferred tax (liabilities) assets are comprised of the following at:

	December 31,
(in thousands)	2023	2022
Deferred tax liabilities:
Operating lease assets	$(989)	$(344)
Software development costs	(1,394)	(1,534)
Intangible assets	(17,172)	(19,803)
481(a) adjustment	(1,466)	-
Depreciation on property, plant and equipment	(1,269)	(1,428)
Gross deferred tax liabilities	(22,290)	(23,109)

Deferred tax assets:
Allowances for bad debts and inventory	2,539	3,213
Capitalized inventory costs	223	300
Employee benefit accruals	7,773	4,628
Interest expense limitation under section 163 (j)	6,501	6,089
Operating lease liabilities	1,015	373
Federal net operating loss carryforward	38,357	40,212
State net operating loss carryforward	8,403	8,866
Foreign net operating loss carryforward	4,406	2,008
Federal and state tax credit carryforwards	14,804	13,364
R&D capitalization	22,108	11,297
Other	3,274	3,963
Gross deferred tax assets	109,403	94,313

Less valuation allowance	(87,943)	(71,837)

Non-current net deferred tax liabilities	$(830)	$(633)

The non-current net deferred tax liabilities are included within other long-term liabilities on the Company’s consolidated balance sheets. The Company has Federal tax credit carryforwards of $13.3 million that expire in various tax years from 2028 to 2043. The Company has a Federal operating loss carryforward of $12.6 million expiring from 2029 through 2037 and a Federal operating loss carryforward of $170.1 million with an unlimited carryforward period. The Company also has state tax credits of $1.7 million and net operating loss carryforwards that vary by jurisdiction, ranging from $0 to $49.2 million, and expire in various tax years through 2043. The Company has foreign net operating loss carryforwards of $37.2 million expiring through 2029. The Company has a federal interest limitation carryforward of $26.4 million with an indefinite carryforward period.

In evaluating our ability to recover our deferred tax assets, management considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and results of recent operations. A valuation allowance is required to the extent it is more likely than not that the future benefit associated with certain Federal, state, and foreign deferred tax assets including tax loss carryforwards will not be realized.

As of December 31, 2023, management believes that it is more likely than not that the benefit from its deferred tax assets will not be realized except for the estimated amount of future tax associated with indefinite lived intangible assets. In calculating the valuation allowance, the Company was only permitted to use its existing deferred tax liabilities related to its indefinite-lived intangible assets (i.e. “naked credit deferred tax liabilities”) as a source of taxable income to support the realization of its existing indefinite-lived deferred tax assets.

As a result of this analysis, management determined an increase in the valuation allowance in the current year to be appropriate.

No provision is made for certain taxes applicable to the undistributed earnings of the Company’s foreign subsidiaries as it is the intention of management to fully utilize those earnings in the operations of foreign subsidiaries.

The Tax Cuts and Jobs Act created a new requirement that certain income earned by foreign subsidiaries, known as global intangible low-tax income (“GILTI”), must be included in the gross income of their U.S. shareholder. The FASB allows an accounting policy election of either recognizing deferred taxes for temporary differences expected to reverse as GILTI in future years or recognizing such taxes as a current-period expense when incurred. The company elected to treat the tax effect of GILTI as a current-period expense when incurred.

In the current year, the income tax provision includes an increase in deferred tax assets and corresponding increase in valuation allowance of $10.8 million related to the capitalization of R&D expenses for tax purposes and an increase in deferred tax assets and corresponding increase in valuation allowance of $3.3 million from foreign net operating loss carryforwards related to the MENU Acquisition.

In 2022, the income tax provision included a reduction in deferred tax liabilities and corresponding increase in valuation allowance of $20.0 million related to subordinated debt as a result of the adoption of ASU No. 2020-06, an increase in deferred tax assets and corresponding increase in valuation allowance of $11.3 million related to the capitalization of R&D expenses for tax purposes, and an increase in deferred tax assets and corresponding increase in valuation allowance of $2.0 million from foreign net operating loss carryforwards related to the MENU Acquisition.

In 2021, the income tax provision included a reduction of the Company’s valuation allowance due to the establishment of a deferred tax liability in connection with the Punchh Acquisition. The establishment of that deferred tax liability created “future taxable income”, partially utilizing existing deferred tax assets of the Company and resulting in a $10.4 million reduction of the Company’s valuation allowance. The Punchh Acquisition resulted in a change in ownership for Punchh as defined by IRC Section 382; the Company determined the identified change in ownership should not limit the Company’s ability to utilize Punchh net operating loss and credit carryforwards.

The Company records the benefits relating to uncertain tax positions only when it is more likely than not (likelihood of greater than 50%), based on technical merits, that the position would be sustained upon examination by taxing authorities. Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. At December 31, 2023, the Company had no reserve for uncertain tax positions and the Company believes the Company has adequately provided for its tax-related liabilities. The Company is no longer subject to federal income tax audits for years before 2019.

The following table reconciles the Company’s effective tax rate from the U.S. federal statutory tax rate of 21%:

	Year Ended December 31,
	2023	2022	2021
Federal statutory tax rate	21.0%	21.0%	21.0%
State taxes, net of federal benefit	(0.7)	(0.5)	1.2
Contingent consideration revaluation	2.4	1.2	—
Nondeductible expenses	(0.2)	(0.5)	(0.7)
Tax credits (including R&D)	1.5	1.3	1.5
Foreign income tax rate differential	(4.9)	(2.2)	(0.6)
Stock based compensation	(1.2)	(1.2)	(0.5)
Valuation allowance	(20.1)	(20.5)	(11.7)
Other	(0.1)	(0.1)	(0.2)
	(2.3)%	(1.5)%	10.0%

The effective income tax rate was (2.3)%, (1.5)% and 10.0% during the years ended December 31, 2023, December 31, 2022, and December 31, 2021 respectively. The decrease in 2023 compared to the statutory tax rate of 21.0% was primarily due to the increase in valuation allowance and the foreign income tax rate differential. The decrease in 2022 compared to the statutory tax rate of 21.0% was primarily due to the increase in valuation allowance and the foreign income tax rate differential. The decrease in 2021 compared to the statutory tax rate of 21.0% was primarily due to the valuation allowance and nondeductible acquisition expenses, which were partially offset by tax credits.

Note 14 — Commitments and Contingencies
From time to time, the Company is party to legal proceedings arising in the ordinary course of business. Based on information currently available, and based on its evaluation of such information, the Company believes the legal proceedings in which it is currently involved are not material or are not likely to result in a material adverse effect on the Company’s business, financial condition or results of operations, or cannot currently be estimated.

Note 15 — Geographic Information and Customer Concentration
As a result of the Government segment being presented as discontinued operations, the Company is organized in one segment, Restaurant/Retail. As such, segment disclosures related to the Government segment have been removed.

The following table represents revenues by country based on the location of the revenue:

	Year Ended December 31,
(in thousands)	2023	2022	2021
United States	$253,115	$242,753	$189,639
International	23,599	19,594	20,712
Total	$276,714	$262,347	$210,351

The following table represents assets by country based on the location of the assets:

	December 31,
(in thousands)	2023	2022
United States	$767,894	$809,437
International	34,712	45,421
Total	$802,606	$854,858

Customers comprising 10% or more of the Company’s total revenues are summarized as follows:

	Year Ended December 31,
	2023	2022	2021
Yum! Brands, Inc.	13%	14%	15%
McDonald’s Corporation	12%	17%	16%
Dairy Queen	11%	9%	9%
All Others	64%	60%	60%
	100%	100%	100%

No other customer within “All Others” represented more than 10% of the Company’s total revenue for the years ended 2023, 2022, and 2021.

Note 16 — Fair Value of Financial Instruments
The Company’s financial instruments have been recorded at fair value using available market information and valuation techniques. The fair value hierarchy is based upon three levels of input, which are:

Level 1 − quoted prices in active markets for identical assets or liabilities (observable)

Level 2 − inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in inactive markets, or other inputs that are observable market data for essentially the full term of the asset or liability (observable)

Level 3 − unobservable inputs that are supported by little or no market activity, but are significant to determining the fair value of the asset or liability (unobservable)

The Company’s financial instruments primarily consist of cash and cash equivalents, cash held on behalf of customers, short-term investments, debt instruments and deferred compensation assets and liabilities. The carrying amounts of cash and cash equivalents, cash held on behalf of customers, and short-term investments as of December 31, 2023 and December 31, 2022 were considered representative of their fair values because of their short term nature. The debt instruments are recorded at principal amount net unamortized debt issuance cost and discount (refer to “Note 10 - Debt” for additional information). The estimated fair value of the 2026 Notes and 2027 Notes at December 31, 2023 was $145.6 million and $236.1 million, respectively. As of December 31, 2022 the fair value of the 2024 Notes, 2026 Notes, and 2027 Notes was $17.4 million, $112.8 million, and $191.0 million, respectively. The valuation techniques used to determine the fair values of 2024 Notes, 2026 Notes, and 2027 Notes are classified within Level 2 of the fair value hierarchy as they are derived from broker quotations.

Deferred compensation assets and liabilities primarily relate to the Company’s deferred compensation plan, which allows for pre-tax salary deferrals for certain key employees. Changes in the fair value of the deferred compensation liabilities are derived using quoted prices in active markets of the asset selections made by plan participants. Deferred compensation liabilities are classified in Level 2, the fair value classification as defined under FASB ASC Topic 820, Fair Value Measurements, because their inputs are derived principally from observable market data by correlation to the hypothetical investments. The Company holds insurance investments to partially offset the Company’s liabilities under its deferred compensation plan, which are recorded at fair value each period using the cash surrender value of the insurance investments.

The cash surrender value of the life insurance policy was $3.3 million and $3.2 million at December 31, 2023 and December 31, 2022, respectively, and is included in other assets on the consolidated balance sheets. Amounts owed to employees participating in the deferred compensation plan at December 31, 2023 was $0.4 million compared to $0.4 million at December 31, 2022 and is included in other long-term liabilities on the consolidated balance sheets.

The Company uses Monte Carlo simulation modeling of a discounted cash flow model to determine the fair value of the earn-out liability associated with the MENU Acquisition. Significant inputs used in the simulation are not observable in the market and thus the liability represents a Level 3 fair value measurement as defined in ASC 820. Ultimately, the liability will be equivalent to the amount paid, and the difference between the fair value estimate and amount paid will be recorded in earnings. The amount paid that is less than or equal to the liability on the acquisition date will be reflected as cash used in financing activities in the Company’s consolidated statements of cash flows. Any amount paid in excess of the liability on the acquisition date will be reflected as cash used in operating activities. The Company determined the fair value of the MENU earn-out contingent liability to be $0.6 million at December 31, 2023.

The following table presents the changes in the estimated fair values of the Company’s liabilities for contingent consideration measured using significant unobservable inputs (Level 3) for fiscal year 2023:

(in thousands)
December 31, 2021	$—
New contingent consideration	14,200
Change in fair value of contingent consideration	(4,400)
Balance at December 31, 2022	9,800
Change in fair value of contingent consideration	(9,200)
Balance at December 31, 2023	$600

The change in fair value of contingent consideration was recorded within “Adjustment to contingent consideration liability” in the consolidated statement of operations.

The following tables provide quantitative information associated with the fair value measurement of the Company’s liabilities for contingent consideration:

	December 31, 2023
Contingency Type	Maximum Payout (1) (undiscounted) (in thousands)	Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average or Range
Revenue based payments	$5,600	$600	Monte Carlo	Revenue volatility	25.0%
				Discount rate	11.5%
				Projected year of payments	2024
(1) Maximum payout as determined by Monte Carlo valuation simulation; the disclosed contingency is not subject to a contractual maximum payout.

	December 31, 2022
Contingency Type	Maximum Payout (1) (undiscounted) (in thousands)	Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average or Range
Revenue and EBITDA based payments	$33,900	$9,800	Monte Carlo	Revenue volatility	25.0%
				Gross profit volatility	40.0%
				Discount rate	13.5%
				Projected year of payments	2024
(1) Maximum payout as determined by Monte Carlo valuation simulation; the disclosed contingency is not subject to a contractual maximum payout.

Note 17 — Subsequent Events
On January 2, 2024 the Company entered into a consulting agreement with PAR Act III, LLC (“PAR Act III”) pursuant to which PAR Act III will provide the Company with strategic consulting, merger and acquisition technology due diligence, and other professional and expert services that may be requested from time to time by the Company’s Chief Executive Officer. In consideration for the services provided under the consulting agreement, the Company amended its common stock purchase warrant issued to PAR Act III on April 8, 2021 to extend the termination date of the warrant to April 8, 2028, subject to the consulting agreement remaining in effect through April 8, 2026. The warrant provides PAR Act III the right to purchase 500,000 shares of Company common stock at an exercise price of $76.50 per share and 3,975 shares of Company common stock at an exercise price of $75.90 per share.